As filed with the Securities and Exchange Commission on June 29, 2000.

                                          Registration No. _______________

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                              FORM SB_2 AMENDMENT 1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              SAVE ON ENERGY, INC.
             (Exact name of registrant as specified in its charter)



    GEORGIA                                   336300                           58-2267238

---------------------------------------------------------------------------------------------------
(State or Other Jurisdiction of         (Primary Standard                    (IRS Employer
 Incorporation or Organization     Classification Code Number)               Identification Number)


                              SAVE ON ENERGY, INC.
                          Ste. 211 4851 Georgia Hwy 85
                            Forest Park Georgia 30050
                                 (404) 765-0131

  ----------------------------------------------------------------------------
                          (Address and Telephone Number
  of Registrant's Principal Executive Offices and Principal Place of Business)

                                 Robby E. Davis
                      President and Chief Executive Officer
                              SAVE ON ENERGY, INC.
                          Ste. 211, 4851 Georgia Hwy 85
                            Forest Park Georgia 30050

            ---------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)
                                 with a copy to:
                             Edward C. Kramer, Esq.
                              Kramer & Kramer, LLP
                                708 Third Avenue
                               New York, NY 10017
                                 (212) 983-0007
                                 --------------


Approximate date of commencement of proposed sale to the public: As soon as practicable following the date on which this Registration Statement becomes effective.
                       -----------------------------------

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. |_|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post_effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


If this form is a post_effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. |_|

--------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


=========================================================================================================
Title of each class                         Proposed maximum         Proposed maximum        Amount of
of securities           Amount to be        offering price per       aggregate offering      registration
to be registered        registered (1)      share (2)                price (2)               fee
=========================================================================================================

Common Stock            4,852,900(1)        $1.75(2)                 $8,492,575              $2,242
=========================================================================================================

(1) This registration statement covers shares which may be offered from time to time by selling stockholders, including (i) 3,386,000 shares of common stock issued and outstanding, (ii) 399,400 shares of common stock issuable upon exercise of warrants, (iii) 317,500 shares of common stock issuable upon conversion of convertible promissory notes,
         (iv) 500,000 shares of common stock reserved and available for officers, directors and employees, and (v) 250,000 shares of common stock reserved and available upon exercise of warrants which may be issued with respect to a consulting agreement with MBO, Inc.

(2) Based on the highest sales price of the registrant's common stock as quoted on the Nasdaq OTC Bulletin Board on March 17, 2000, as estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                                   PROSPECTUS

                              SAVE ON ENERGY, INC.

                             Up to 4,722,900 Shares
                                 of Common Stock

         Save on Energy, Inc. is registering an aggregate of 4,722,900 shares of our common stock under this prospectus. The number of shares being registered includes shares of common stock that may received by warrant holders if they exercise warrants for the purchase of shares of common stock, as well as common stock to which certain promissory note holders may convert their promissory notes and common stock reserved for officers, directors and employees and common stock reserved for the exercise of warrants which may be issued under a consulting agreement. The number also includes shares of common stock that are currently issued and outstanding. As of March 23, 2000 our common stock was quoted on the Nasdaq OTC Bulletin Board under the symbol "SAVEE." At this time our common stock is no longer traded on the Nasdaq OTC Bulletin Board under the symbol "SAVEE, but is traded on the "Pink Sheets" under the symbol "SAVE." On March 17, 2000, the last reported sale price of Save's common stock was $1.75 per share. We will not receive any proceeds from the resale of any securities being registered. We have agreed to pay the expenses of this offering.

                            -------------------------

         See "Risk Factors" beginning on page 6 of this prospectus for a discussion of certain factors that you should consider before investing.

                            -------------------------

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                            -------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            -------------------------

         This prospectus is dated June 23, 2000.

                                TABLE OF CONTENTS

                                                                            Page


SUMMARY.......................................................................6

FORWARD LOOKING STATEMENTS....................................................7

RISK
FACTORS.......................................................................7

USE OF
PROCEEDS.....................................................................12

MARKET FOR COMMON STOCK......................................................13

DIVIDEND
POLICY.......................................................................13

THE
COMPANY......................................................................13

MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS....................24

PRINCIPAL STOCKHOLDERS.......................................................27

MANAGEMENT...................................................................29

RELATED PARTY TRANSACTIONS...................................................30

DESCRIPTION OF SECURITIES....................................................32

PLAN OF
DISTRIBUTION.................................................................33

LEGAL
MATTERS......................................................................33

EXPERTS
 .............................................................................33

WHERE YOU CAN GET MORE INFORMATION...........................................33

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................................F-1

UNAUDITED FINANCIALS FOR PERIOD ENDING OF MARCH 31, 2000...................FU-1

                                     SUMMARY

         This summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand the stock offering fully, you should carefully read this entire prospectus. References in this prospectus to "we," "us," and "our" refer to Save on Energy, Inc., Electronic Fuel Control, a division of Save on Energy, Inc., Save or EFC.

                              SAVE ON ENERGY, INC.
                          Ste. 211 4851 Georgia Hwy 85
                            Forest Park Georgia 30050
                                 (404) 765-0131

         Save on Energy, Inc., formerly known as Electronic Fuel Control, Inc. (the "Company"), was incorporated in the State of Georgia in 1996 to manufacture and market retrofit systems for the conversion of gasoline and diesel engines, stationary or vehicular, to non_petroleum based fuels such as compressed natural gas and liquefied natural gas.

         The Company markets alternative fuel conversion kits for gasoline or diesel fuel engines which include a patented device. In the case of a gasoline engine, the engine is converted to an engine powered by either gasoline or an alternative fuel. In the case of a diesel engine, the engine is converted into an engine powered by either diesel fuel or a mixture of diesel fuel and alternative fuel.

         The Company maintains its principal executive offices at 4851 Georgia Hwy 85, Suite 211, Forest Park, Georgia, 30050. The Company's telephone number is (404) 765-0131 and its facsimile number is (404) 765-0171.


                                  The Offering


We will use any proceeds from the exercise of warrants for working capital and general corporate purposes.

                                    Dividends

We have never paid a cash dividend on our common stock and do not plan to pay any cash dividends on our common stock in the foreseeable future.


                           Market for the Common Stock

There is a limited market for the common stock, which was quoted on the Nasdaq OTC Bulletin Board under the symbol "SAVEE." In early April 2000, our stock was delisted from the Nasdaq OTC Bulletin Board and is currently traded on the "Pink Sheets" under the symbol "SAVE." It is intended that upon this filing becoming effective, that application will be made to again have the stock quoted on the Nasdaq OTC Bulletin Board.

                 Important Risks in Owning Save's Common Stock

Before you decide to purchase shares of common stock offered pursuant to this prospectus, you should read the "Risk Factors" section of this prospectus beginning on page 6.

                           FORWARD LOOKING STATEMENTS

Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions.

Important factors that may cause actual results to differ from projections include, for example:

     o    general  economic  conditions,   including  their  impact  on  capital
          expenditures;
     o    business conditions in industries using diesel engines;
     o    the regulatory environment;
     o    rapidly changing technology and evolving industry standards;
     o    new products and services offered by competitors; and
     o    price pressures.

                                  RISK FACTORS

     The purchase of the securities offered involves a high degree of risk. You should consider, in addition to the negative implications of all material in this prospectus, the following specific risks, particularly in relation to your own financial circumstances and your ability to suffer the loss of your entire investment.

RISK FACTORS RELATING TO THE COMPANY'S BUSINESS
-----------------------------------------------

You should carefully consider the following risk factors before making an investment.

         1. Limited Operating History. The Company was organized on April 1, 1996 and has conducted only limited operations to date, consisting of negotiating the license to use the Patents, further research and development and limited sales efforts. No assurances can be given that we will develop a marketing and sales program which will generate significant revenues from the sales of the products we offer. The likelihood of our success must be viewed in light of the delays, expenses, problems and difficulties frequently encountered by an enterprise in its development stage, many of which are beyond our control. We are subject to all the risks inherent in the development and marketing of new products.

         2. No Assurance of Sales or Acceptance of Products. The engine conversion kits we market and sell have been distributed only on a limited basis during the last 14 years and no assurance can be given that we will be able to market such products successfully on a wide_scale commercial basis or that significant revenues will be generated from any such sales.

         3. Dependence on License. Our right to manufacture and market products based upon the Patents is dependent upon the continuing validity of a license (the "License") granted by the Davis Family Trust, the assignee (or holder) of the Patents, to us.

         4. Government Regulation. Federal, state and local governments are endeavoring to find ways to decrease pollution caused by petroleum burning products and simultaneously reduce the use of petroleum products in general. To that end, the federal government has enacted the National Energy Strategy
(1992), the Clean Air Act of 1970, as amended in 1990, and the Energy Conservation Act, among many other regulations, which provide a major impetus for our business. In order to be successful, our products will have to operate at levels which allow compliance with the myriad government regulations now existing or which may be implemented in the future. The implementation of many of the provisions of these regulations relating to the phase_in of alternative fuels have been deferred indefinitely which could diminish or dampen any impetus for success of our products. Hence, these regulations and the timing of the activation of their key provisions, as they relate to us, will have a significant bearing on our operations and may, in some instances, materially adversely effect our business. A number of states and alternative fuel industry associations have adopted safety standards relating to the integrity of fuel systems in vehicles and equipment which burn alternative fuels. Standards have been adopted for fueling connection devices, fuel containers, natural gas compressors, and conversion kits such as those we manufacture and market. In order to be certified by the American Gas Association ("AGA"), each aspect of a conversion kit must be in compliance with AGA standards. We believe that the products we design and manufacture meet current AGA safety standards, but there is no guarantee that our belief will be accepted by a government entity, regulator or court. However, as the industry is relatively new, standards and regulations governing the use of alternative fuels and conversion kits are being revised frequently. In the event that the regulations governing the manner of use of alternative fuels are amended or laws specifically affecting alternative fuel conversion kits are adopted by the federal government or in the event that our products are not within AGA standards, such laws, regulations, and new standards could have a material adverse effect on our business, as we may have to redesign our products to be in compliance with these standards which would require time and expense and which may cause us to scrap its inventory.

         5. Regulatory Changes. Changes in existing regulatory requirements or the adoption of new requirements could have a material adverse effect on our business, financial condition and results of operations. For instance, the government may extend time_tables decelerating the time within which certain industries must comply with existing regulations mandating the use of alternative fuels so that the industry will grow at a much slower pace. Further, there can be no assurance that we will not be required to incur significant costs to comply with laws and regulations in the future or that laws and regulations adopted in the future will not have a material adverse effect on our business, financial condition and results of operations. State and local laws and regulations vary significantly from state to state; therefore, any changes in the regulatory framework in any one or more states could cause delays in our operation in such states, or make continued operation unprofitable.

         6. Technological Change. Modern technology is characterized by extensive research and rapid technological change. Newer technologies may be developed which perform more efficiently than the equipment we manufacture and market. Major automobile and truck companies, academic and research institutions and others could develop new fuels or new devices which could be installed at the OEM (original equipment manufacturer) level and which could potentially render our systems obsolete. In addition, competitors may develop technology and systems which can be sold and installed at a lower per unit cost. There can be no assurance that we will have the capital resources available to undertake the research which may be necessary to upgrade our equipment or develop new devices to meet the efficiencies of changing technologies. Our inability to adapt to technological change could have a materially adverse effect on our results of operations.

         7. Limited Availability of Alternative Fuels. Alternative fuel engines have been commercially available in the past; however, the most significant impediment to the growth in the market for alternative fuel vehicles traditionally has been the limited availability of alternative fuel sources, such as natural gas and propane. The success of engines based on alternative fuels will probably be directly effected by the development of the infrastructure of the natural gas industry and the widespread availability of such fuel sources. To some degree, this problem will remain at the forefront of, and be an impediment to, the success of alternative fuel power sources. However, we believe that with the development of the dual fuel conversion system kit, vehicles will not be tied exclusively to alternative fuels, but will have the option and ability to operate on standard diesel fuel alone. In all events, our business and the market for alternative fuel vehicles would benefit substantially from the growth of the infrastructure of the natural gas industry and the more widespread availability of alternative fuels. Conversely, our business and the market for alternative fuel vehicles would be substantially hurt by a diminished or lack of growth of the infrastructure of the natural gas industry and the less widespread availability of alternative fuels.

         8. Lack of Distributorships. As of the date hereof, we are distributing our products exclusively through our offices in Forest Park, Georgia. We intend to establish regional master distributorships through which we will offer and sell our products. However, there is no assurance that we will be able to negotiate or conclude satisfactory distributor agreements or, if negotiated and concluded, that such distributors will employ qualified or competent personnel or that they can obtain satisfactory locations from which to distribute our products. Until such time as we can establish distributorships, if ever, we must continue to rely on our offices in Forest Park to develop a sales base for our products.

         9. Competition. As the time to comply with federal and state regulations relating to emissions and fuel efficiency approaches, so too does the universe of entities seeking to develop and market products such as those we sell. Other companies presently are marketing diesel fuel and dual fuel conversion kits. In addition, automobile and truck manufacturers may develop and install similar proprietary devices as original equipment. The current regulatory emphasis on lowering engine emissions is an economic incentive for developing non_petroleum based or decreased hydro_carbon emitting power sources, some of which may be superior to ours or may well be selected by converters, states or federal agencies, regardless of superiority. In this regard, we are also competing against manufacturers of electric vehicles and against vehicles which rely on other fuel sources such as solar power or hydrogen. Electric cars have been in development for many years and have been tested extensively and some manufacturers are selling such vehicles on a commercial basis. Most of the entities against which we compete and may compete in the future may posses greater financial, technical, human and marketing resources than we do and there can be no assurance that we will be able to compete successfully against these entities.

         10. Resistance to Our Products by Major Oil Companies. The major oil companies remain a powerful and formidable lobby. Our products directly contest the continued use of large quantities of petroleum based products (gasoline and diesel fuel) and we and others in the industry may face obstacles to our success imposed by the major oil companies. We are unable to predict at this time whether or not the oil companies will present any significant impediments to the continued growth and overall success of the industry in which we are engaged.

         11. Safety Concerns in Connection with Alternative Fuels and Our Limited Insurance. Liquefied natural gas ("LNG") is highly flammable and may present risk in the event of a collision involving the storage tanks. We have obtained liability insurance from a "Best" A rated insurance carrier in the gross amount of $2 million. The policy provides insurance of $2 million in the aggregate during any one year and $1 million per event to cover accidents or other liability incurred as a result of a malfunction of the Company's products. There is no assurance that coverage in this amount will be sufficient to meet all claims which we may face in respect of our products in the event of serious bodily harm or property damage as a result of defects or flaws in the products.

In the event the amount of any claim or claims in the aggregate exceed the amount of our liability insurance, we may be required, among other possible scenarios, to remit all revenues to claimants which may force us to cease operations.

         12. Dependence Upon Key Employee and Consultant. Our future success will be largely dependent on the personal efforts of Robby Davis, an officer and director of the Company, and Frank Davis, a consultant to the Company and the Technical Advisor to the Board of Directors. The loss of either of such persons would have a material adverse effect on our business and prospects. We have no key man life insurance on either individual.

         13. No Cumulative Voting: Retention of Control by Current Shareholders. Our certificate of incorporation, as amended, does not provide for cumulative voting in the election of directors. Therefore, the holders of a majority of the outstanding shares of Common Stock immediately after the sale of the Shares offered in this prospectus will be in a position to elect the directors of the Company and otherwise control the Company.

         14. No Anticipated Dividends. We have not previously paid any dividends and do not anticipate paying cash dividends in the foreseeable future. We intend to follow a policy of retaining our earnings, if any, to finance the development and expansion of our business.

         15. International Regulatory Changes. We intend to sell our products and do business abroad and are relying to a great extent on foreign sales. Changes in existing regulatory requirements outside of the United States or the adoption of new requirements in foreign countries could have a material adverse effect on our business, financial condition and results of operations. For instance, foreign governments may extend time_tables decelerating the time within which certain industries must comply with existing regulations mandating the use of alternative fuels so that the industry will grow at a much slower pace. Further, there can be no assurance that we will not be required to incur significant costs to comply with foreign laws and regulations in the future or that other countries' laws and regulations adopted in the future will not have a material adverse effect on our business, financial condition and results of operations. Regulations vary significantly from country to country; therefore, any changes in the regulatory framework in any one or more countries could cause delays in our operation or sales in such countries, or make continued operation or sales unprofitable.

         16. Suppliers. Currently, the control boxes and other key elements used for our conversion kits are received from a single source. Accordingly, should anything happen to our supplier, or for some reason we are no longer able to obtain the control boxes or other key elements from our supplier, we will not be able to produce or will be delayed in producing conversion kits for sale or distribution, which could cause delays in our operation or sales or make continued operation or sales unprofitable.

         17. Technological Advances. If we do not adapt to technological advances in our industry as quicky as our competitors, our operating results and financial condition could be adversely affected. We compete in markets and industries that require sophisticated manufacturing systems and other advanced technology to deliver state_of_the_art products. These systems and technologies will have to be refined and updated as the underlying technologies advance. We cannot assure you that, as systems and technologies become outdated, we will be able to replace them, to replace them as quickly as our competitors or to develop and market new and better products in the future. Higher overhead and manufacturing costs due to a failure to update and improve processes could limit our competitive position. In addition, failure to make technological advances could adversely affect our ability to successfully market our products.

         18. Concentration of Orders. Concentration of order backlog in a single project could expose us to operating losses and cash flow problems. From time to time we have a significant percentage of our order backlog concentrated in a single project. If manufacture or payment for shipped materials is delayed on such a significant project, we could be exposed to operating losses and restrictive cash flow problems. This could also hamper our ability to pursue new business opportunities or result in credit shortages.

         19. General Risks in International Operations. We are subject to risks related to our international operations. We anticipate that international sales will increasingly account for a significant portion of our net sales and revenue. We intend to widen the scope of our license from the Davis Family Trust and to expand our export sales to markets in Asia, Europe, South America, Africa and the Middle East and to enter additional countries in these international markets which may require significant management attention and financial resources. Our operating results will be increasingly subject to risks related to international sales, including:

         o        regulatory requirements;
         o        political and economic changes and disruptions;
         o        transportation delays;
         o        national preferences for locally manufactured products; and
         o import duties or other taxes which may affect the prices of our products in other countries relative to competitors.



GENERAL RISKS RELATING TO INVESTMENT
------------------------------------

         1. No Underwriter. We have not engaged the services of an underwriter with respect to this registration and, as a result, the due diligence review of us and our affairs which would customarily be performed by an underwriter and its legal counsel has not been performed with respect to us or this offering. In addition, the management of the registration by us rather than by an underwriter is likely to increase the risk that no market or a minimum market for the stock will develop following the registration.

         2. No Assurances of Additional Financing. We have financed our working capital requirements and capital expenditures primarily through debt, sales of shares and cash flow generated from operations. In order to satisfy our existing obligations and support our future growth strategy, we may require additional capital. There can be no assurance that additional capital will be available or that, if available, we can obtain such capital on satisfactory terms. Any additional equity financing may dilute the holdings of stockholders, and debt financing may impose substantial restrictions on our ability to operate and raise additional funds.

         o Our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

         o We may be more generally vulnerable to a downturn in our business or the economy generally.

         If we are unable to obtain additional financing, as needed, our business and financial condition would be materially, adversely affected.

         3. Small Control Group of Stockholders. We are controlled by a small group of stockholders. Our common stock is held by a small group of stockholders. Therefore, our public stockholders may not have the power to elect our directors and direct our policies.

         4. There is a limited public market for our common stock. There is no established active public trading market for our common stock. Our common stock is traded on the "Pink Sheets" and is quoted under the symbol "SAVE". As of March 6, 2000, the last reported sale price of our common stock was $2.875, and there were 11 firms listed as market makers for our common stock. There can be no assurance that our common stock will trade at prices at or about its present level, and an inactive or illiquid trading market may have an adverse impact on the market price. Moreover, price fluctuations and the trading volume in our common stock may not necessarily be dependent upon or reflective of our financial performance. In early April, our stock was delisted from the Nasdaq OTC Bulletin Board and is now only be traded on the "Pink Sheets." This will make it more difficult to trade our shares. Although, upon this filing becoming effective, it is expected that we will reapply to be listed on the Nasdaq OTC Bulletin Board.

         Holders of our common stock may experience substantial difficulty in selling their securities. The trading price of our common stock could be subject to significant fluctuations in response to variations in quarterly operating results, changes in the analysts' estimates, announcements of technological innovations, general industry conditions. Furthermore, our stock is very thinly traded, meaning that very few shares are sold in a day and that there are very few actual trades. Thus, although the public sale price of our stock has increased over 400% in the past several months, this increase is based upon few and low volume trades and may not be representative of the value of the stock or a particular selling price on any given day. Before purchasing our stock, you should become aware of the stock's volume and number of trades, as well as the history of the price of the stock over, at least, the last year.


                                 USE OF PROCEEDS

We will not be selling any of our shares through this registration, since the main purpose of this registration is to register already issued shares. Accordingly, we will not receive any funds or proceeds from this registration. However, if the holders of warrants to purchase common stock, at some point in time, exercise the warrants, the holders will pay an exercise price to us. We will use any proceeds from the exercise of warrants for working capital and general corporate purposes.

                             MARKET FOR COMMON STOCK

Our common stock is quoted on the "Pink Sheets" under the symbol "SAVE" and began trading December 17, 1996. The following table taken from America Online shows quarterly low and high bid information for the common stock from January 1, 1998 through March 6, 2000:

       2000                 Low Bid             High Ask
       ----                      -------              -------
    First Quarter (1)            $0.875               $3.875

    1999
     ----
       Fourth Quarter            $0.25                $1.125
       Third Quarter             $0.48                $1.125
       Second Quarter            $0.375               $0.9375
       First Quarter             $0.75                $1.375

    1998
     ----
       Fourth Quarter            $0.625               $1.125
       Third Quarter             $0.25                $2.00
       Second Quarter            $1.50                $3.375
       First Quarter             $1.00                $3.125



----------
(1)      Through and including March 6, 2000.

Market quotations reflect inter_dealer prices, without retail markups, markdown or commissions and may not necessarily reflect actual transactions. As of March 6, 2000, there were 3,386,000 shares of common stock outstanding.

                                 DIVIDEND POLICY

We have never paid a cash dividend on our common stock and do not plan to pay any cash dividends on our common stock in the foreseeable future.

THE COMPANY

Save On Energy, Inc. ("SAVE") was originally incorporated as Electronic Fuel Control, Inc. on April 1, 1996 for the purpose of developing and marketing after_market conversion systems to permit diesel engines to run in a "dual_fuel" mode with natural gas added to the fuel mixture. Although the technology is equally applicable to gasoline and diesel engines, we subsequently decided to concentrate our energy and assets on building a business serving only diesel_powered vehicles, a market determined to have a larger revenue potential per customer.


We became a publicly traded company in 1996 as a result of the sale of 195,000 shares at $5.00 per share under Section 504 of the Securities Act of 1934. This placement raised $975,000 for us, less commissions and costs of the offering. It was from these funds as well as other monies previously and subsequently raised that we developed commercial versions of our technology to fit many older, naturally aspirated, diesel engine types and placed more than 1,200 conversion units into engines all around the world. In addition, we completed preliminary work to apply our technology to the newer Drive_by_Wire engine types. As a result of these activities we believe we are poised to begin a much more extensive sales and revenue creation phase.

During the first quarter of 1999, we acquired we entered into an agreement with International Fuel Systems, Inc. ("IFS"), a Tennessee corporation, and Lanier Davenport in memorializing the prior purchase of 600,000 shares and, in addition, for 600,000 additional shares to be issued upon certain contingencies. As of March 6, 2000, 200,000 of the reserve shares have been issued. IFS established several business relationships for the SAVE Dual Fuel System with organizations outside the US. In particular, IFS initiated a development program with a diesel engine manufacturer in Hungary and established a joint venture with NUI/CARITRADE INTERNATIONAL with respect to certain countries of Eastern and Western Europe. Should this program materialize, we will seek to include such additional territories as may be relevant to our License from The Davis Family Trust. At this time it cannot be determined if such program and venture will eventually realize revenue.

LEASES

We lease 6,000 square feet of combination office and warehouse space in an established industrial park in Forest Park, Georgia located near the intersections of Interstates 285 and 75, and close to the Atlanta airport. The lease for this location expires at the end of February 2001. There are 8 full time employees in this facility, with adequate space to add several more as the business grows.

PRODUCTS and TECHNOLOGY

German engineer Rudolf Diesel invented the diesel engine in the late 1890's. A diesel engine looks and works very much like a gasoline engine. However, unlike the gas engine, diesel engines have no spark plugs. Diesel fuel has a very low flash point, meaning that it self ignites at a low pressure/temperature condition. Within the diesel engine, when the piston is at the top of the cylinder (at the conclusion of the compression stroke) and the mixture of fuel and air within the cylinder is at the maximum pressure, the air has been heated by being compressed, and the diesel fuel vapors spontaneously combust. With no spark (and no spark plugs or distributor) needed to ignite the fuel, diesel engines are much simpler and more reliable than gasoline engines. In addition, diesel fuel contains unrefined hydrocarbons that act as a lubricant to internal engine components while the engine is running. This contributed to a significantly longer engine life than can be expected from other fuels.

The main disadvantage of a diesel engine is that it emits far more pollutants than its gasoline_fueled counterpart. Diesel exhaust contains particulate matter, visible as soot that contains unburned and partially burned fuel. These hydrocarbon emissions are a significant contributor to air pollution and to human respiratory system difficulties. This is particularly true when hydrocarbons become suspended in the atmosphere (as opposed to settling to earth) or when they come to exist in great quantity in the air at a particular location (such as is the case Los Angeles, Mexico City, and Cairo). Of even greater significance is the fact that diesel fuel combustion produces Nitrous Oxide ("NOx"), a toxin that is universally acknowledged as harmful to humans and the environment.

Engines. There are different diesel engines. Many of the differences are in how the fuel/air mixing operation is performed. However, all diesel engine are sparkless, using the increased temperature of the compressed air to ignite the fuel.

Naturally Aspirated Engine. Unlike gasoline engines that mix the fuel with the air outside the cylinder, diesel engines mix the fuel with the air inside the cylinder. In all diesel engines, the fuel is directly injected into the cylinder. Because they are able to operate on a wider range of fuel quality than gasoline engines and because they could be built in much larger and more powerful configurations, diesel engines quickly adapted to many commercial applications.

Turbocharged  Engine.   Turbocharged  engines  force  compressed  air  into  the
cylinder. These are more efficient than the naturally aspirated engines and consume less fuel.

Drive_by_Wire Engines. As a further extension of automobile engine technology to diesels, in 1993/94, engine manufacturers began producing turbocharged engines that use an electronically timed fuel injection system. In this engine, injection of the fuel into the engine cylinder is controlled more precisely than is possible using the mechanical system. Because the fuel injection process is more precisely timed and measured, Drive-By-Wire engines have lower emissions and better fuel economy than other engines.
The improved fuel efficiency and reduced emissions that resulted from the Drive_by_Wire engines is only a small step. These engines, like other diesel engines continue to emit substantial quantities of unburned fuel, particulate hydrocarbons and NOx that exceed the levels permitted under the guidelines of the Clean Air Act.

BARRIERS TO GROWTH OF ALTERNATIVELY FUELED VEHICLES

Few Fueling Stations. Gas companies are reluctant to install fueling stations against a market with a limited vehicle count. Recent estimates indicate that there are about 1,200 compressed natural gas vehicle refueling stations in the USA, certainly far less than one on every corner, as is the case with gasoline. Despite this, suppliers of CNG and LNG have developed trailer mounted fueling stations to provide an option for fleet vehicle fueling without the great expense for a fixed installation.

Few Vehicles. Even though the base legislation has now been in force for nearly 10 years, and the conversion requirements are clearly set, particularly for state, municipal and federal vehicle fleets, estimates place the number of Natural Gas powered medium and heavy duty vehicles in service in the USA at less than 50,000. This compares disproportionately to the more than 1 million natural gas or dual fuel vehicles in service outside the US.

High Cost of Dedicated Engine Conversions. To convert an existing and running diesel engine to run exclusively on natural gas (a "dedicated" engine), regardless of whether the gas is liquefied or compressed, requires that an electronic ignition system be installed in the vehicle. This requires new cylinder heads, the spark plug electronics, and a whole lot more. The end result is a conversion cost for a typical heavy_duty truck in excess of $50,000.
Similarly, the cost of a new vehicle equipped with a full time natural gas engine is as much as $50,000 more than the same vehicle with its standard diesel engine.

Large Inventory of Diesel Powered Vehicles. One of the main advantages of diesel engines is their long life. With millions of perfectly good vehicles in service, private sector fleet operators have little incentive to discard them and replace them with dedicated alternative fuel vehicles.

SAVE CONVERSION KITS.

The SAVE Dual Fuel System permits existing vehicles to be converted to dual fuel capability at a cost, including the fuel tank, of less than $10,000 in most cases. Importantly, we believe that significant engine performance is not lost as a result.

LEGISLATIVE INCENTIVE and ASSISTANCE PROGRAMS

Some of the Federal laws that apply directly to increased use of alternative fuels and conversion of vehicles to for the use of alternative fuels are described below:

The Clean Air Act of 1970, together with the Clean Air Act Amendments of 1990. The Clean Air Act (CAA) was passed in 1970 to improve air quality nationwide. Congress amended that law in 1990, passing the Clean Air Act Amendments of 1990
(CAAA) creating several initiatives to reduce vehicle pollutants. The CAAA sets emissions standards for stationary and mobile pollutant sources. The Act establishes targets, sets standards and creates procedures for reducing human and environmental exposure to a range of pollutants generated by industry in general and transportation most specifically. Importantly for SAVE, the1990 Amendments to the Clean Air Act requires businesses that maintain centrally fueled fleets of 10 or more vehicles in certain heavy smog locations to convert, either through new vehicle purchases or by converting existing vehicles, a portion of their fleet to clean burning alternative fuels. The Act specifically includes the diesel and natural gas duel_fuel system as an "alternative fuel." The Act goes on to specify actions that fleet operators must take and timetables for their completion.

The Energy Policy Act of 1992 (EPAct) was created to accelerate the use of alternative fuels in the transportation sector. With the EPAct in place, the primary goal of the Department of Energy (DOE) became to decrease the nation's dependence on foreign oil and increase our energy security through the use of domestically produced alternative fuels.


EPAct mandates the schedule by which Federal, State and Municipal vehicle fleets must incorporate alternative fueled vehicles into their overall vehicle mix. As we enter the 21st Century, this aspect of the EPAct has significant ramifications for the military, which operates thousands of diesel vehicles, and for the state departments of transportation, which operate tens of thousands of diesel powered dump trucks and related highway service and repair vehicles, plus the tens of thousands of vehicles operated by the private contractors who support these agencies.

Other Federal and State Incentives and Alternative Fuel Vehicle Programs. There are a number of other Federal and State programs that have been created and which provide funding or other incentives for the conversion from diesel engines to alternative fuels.

Clean Cities Program. Created by the DOE, the Clean Cities Program coordinates voluntary efforts between locally based government and industry to accelerate the use of alternative fuels and expand the alternative fuel vehicle ("AFV") refueling infrastructure.

State and Alternative Fuel Provider Fleets AFV Credits Program. Congress created the "Credits Program" to encourage fleets to increase the number of AFVs in their fleets early and aggressively. Credits are allocated to state fleet operators and covered Alternative Fuel Provider fleet operators when AFVs are acquired over and above the amount required, or earlier than expected. Since credits can be traded and sold, fleets have the flexibility to acquire AFVs on the most cost_ effective schedule without impeding the achievement of EPAct national oil displacement goals.

State Energy Program. States will promote the conservation of energy, reduce the rate of growth of energy consumption, and reduce dependence on imported oil through the development and implementation of a comprehensive State Energy Program. The State Energy Program is the result of the consolidation of two Federal formula_based grant programs _ the State Energy Conservation Program and the Institutional Conservation Program. The State Energy Program includes provisions for financial assistance for a number of state_oriented special project activities. These activities specifically include programs to accelerate the use of alternative transportation fuels for government vehicles, fleet vehicles, taxis, mass transit, and individuals' privately owned vehicles.

DOE/Urban Consortium Funds. DOE's Municipal Energy Management Program has funded about 300 projects that demonstrate innovative energy technologies and management tools in cities and counties through the Urban Consortium Energy Task Force (UCETF). Each year the task force requests proposals from urban jurisdictions including cities, counties and recognized tribal governments. It funds those projects that best define and demonstrate innovative and realistic technologies, strategies, and methods that can facilitate urban America's efforts to become more energy efficient and environmentally responsible. In the past, a number of AFV projects have received funding from UCETF.

Petroleum Violation Escrow (PVE) Account. Oil overcharge funds, also known as petroleum violation escrow (PVE) funds were created by fines or settlements that became available as a result of oil company violations of the federal oil pricing controls. These monies have been made available to the states for use in one or more of three federal energy_related grant programs: the State Energy Program (as discussed above) and the Weatherization Assistance Program (administered by DOE), and the Low_Income Home Energy Assistance Program, which is administered by the Department of Health and Human Services.

Congestion Mitigation and Air Quality (CMAQ) Improvement Program. The CMAQ program was re_authorized in the recently enacted Transportation Equity Act for the 21st Century (TEA_21). The primary purpose of the CMAQ program remains to fund projects and programs in non_attainment and maintenance areas that reduce transportation related emissions.

Section 3 Discretionary and Formula Capital Program. This program provides funding for the establishment of new rail projects, improvement and maintenance of existing rail projects, and the rehabilitation of bus systems. Funding is not specifically designated for AFVs, but the funds provided by this program could be used to purchase alternative fuel buses. For most projects funded through
Section 3, FHWA will pay 80% of the total project costs.

The Clean Fuel Fleet Program (CFFP). This is an initiative implemented by the EPA in response to the CAAA. The CFFP requires fleets in cities with significant air quality problems to incorporate vehicles that will meet clean fuel emissions standards.

National Low Emission Vehicle (NLEV) Program. The NLEV program, effective March 2, 1998, is a voluntary program between the EPA, nine of the Ozone Transport Commission (OTC) states, and the automobile manufacturers. The program is designed to reduce unhealthy levels of smog and other toxic air pollutants formed from vehicle tailpipe emissions. Automobile manufacturers will provide cars and light_duty trucks that are cleaner burning than currently required by law.

Pollution Prevention Grants Program. This Federal program supports the establishment and expansion of state pollution prevention programs and addresses various sectors of concern such as energy, transportation, industrial toxins, and agriculture. Funds available under this grant/cooperative agreement are awarded to support innovative pollution prevention programs that address the transfer of potentially harmful pollutants across air, land, and water. State agencies are required to contribute at least 50% of the total cost of their project.

State Legislation and Alternative Fuel Vehicles Support Programs. In addition, many states also offer incentives for converting and operating alternative fueled vehicles. These incentives take many forms, including income tax deductions and credits, vehicle fuel tax reductions, access to HOV lanes, and grants to cover some of the costs of acquiring or converting vehicles and installing fueling infrastructure.

Impact of Legislative Initiatives on SAVE. We consider that the dual fuel system we have developed and marketed is an "alternative fuel" as defined by these laws. Subject to completing EPA certifications for reduced emissions, engines converted to the SAVE Dual Fuel Operating System may qualify for available tax incentives.

Global Initiatives. In addition to the many Federal and State programs, the United Nations has a long_standing program to improve the air quality, worldwide. The program is administered through the UN's Economic and Social Development Division. The UN does not provide funding, but they do work extensively to facilitate the flow of technical information into member nations that have need to address local or regional pollution problems.

PATENTS ISSUED AND APPLIED

On October 30, 1984, United States Patent # 4,479,466 was issued to SAVE founder Frank Davis for:

     "A natural gas and air mixing device for allowing the combustion of a mixture of natural gas and air in a conventional internal combustion engine."

Although this device was designed specifically for the purpose of using natural gas to power a gasoline engine, it set the stage for future work to develop conversion kits that would permit diesel engines to operate on a mixture of diesel and natural gas.

From the knowledge gained in subsequent years, Frank Davis and his son, Robby Davis, were granted three additional patents for mixing devices. Two were issued in 1991 and the third in 1994. All three described apparatuses for introducing a mixture of air and gaseous fuel into internal combustion engines and the method or process for doing that.

Further, in December 6, 1994, Frank Davis and Robby Davis were issued United States Patent # 5,370,097 for a "Combined Diesel and Natural Gas Engine Fuel Control System and Method of Using Such" for an internal combustion engine. This patent describes using a control means to insert the gaseous fuel in response to engine speed and load. This is the base patent upon which the Company relies.

Foreign applications have been filed in Germany and the United Kingdom. Frank Davis and Robby Davis have assigned their interests in these patents to the Davis family Trust. The Trust has granted us a license to use the patents. (See License)

THE SAVE DUAL FUEL SYSTEM

There are two types of dual fuel systems in use. The SAVE Dual Fuel system is a "Closed Loop" system. The fuel flow Controller monitors engine operating parameters. Based on the input it receives, it adjusts the gas/air and diesel fuel mixtures as necessary to create the optimum engine performance for the load at the time. The system makes continuous changes to the percentages of natural gas and diesel entering the cylinder during the intake cycle.

In an "Open Loop" system, as used by two competitors, the natural gas to diesel fuel mixture is pre_set, usually to around 40% gas and 60% diesel. The engine receives this mixture at all times, without regard to engine speed or load.

We believe that SAVE's Closed Loop system generally provides better fuel economy than an Open Loop system, better vehicle performance under the variety of load requirements engines face, a greater emissions reduction (particularly unburned fuel, hydrocarbon particulate and NOx) and reduced engine maintenance costs.

The SAVE Dual Fuel System has three main components.

The Controller. This electronic unit is the brain of the system. From sensors that monitor key parameters of engine performance (speed, temperature and several others) and what it is being asked to do (throttle position and fuel demand), the Controller determines how much natural gas to place into the air intake stream. In general, the controller places the least amount of gas into the engine at idle engine speed without load. At this resting state, a typical dual_fuel engine would be running on 80% diesel and 20% natural gas. Conversely, the greatest amount of gas is inserted when the vehicle is cruising at speed. In this state, a typical engine would be consuming a mixture of 20% diesel and 80% gas. Experience gathered over hundreds of installations has indicated that a typical engine, after conversion to SAVE's Dual Fuel System will normally run on a mixture of 70% gas and 30% diesel.

The Gas Air Mixing Device. The natural gas vapor must be administered into the air fuel flow in a manner that permits thorough mixing. To accomplish this, we hold patents on three different and unique devices that are placed into an engine air intake system This device, called the Gas Air Mixing Device, together with the fuel flow regulator and hoses is the second major component of the SAVE Dual Fuel System.

The Measuring, Monitoring and Reporting Devices and Their Connections. To optimize engine and vehicle performance, the Controller needs to know the current status of a number of engine operating parameters ranging from throttle position to exhaust temperature. The sensors and wiring that gather and report this information to the Controller make this the third component of the SAVE Dual Fuel system.

SWITCHING FROM DUAL FUEL TO FULL DIESEL OPERATION

The Controller is programmed to automatically switch from dual_fuel operation to diesel when the natural gas fuel supply reaches a low level. As an option, a vehicle can be equipped with a manual switch. This switch permits 100% diesel operation on the drivers command.

COMPRESSED VS.  LIQUEFIED NATURAL GAS.

The SAVE Dual Fuel system is indifferent to the two gas types. In general, compressed and liquefied natural gas differ only in their method of storage. Once they leave their storage vessels and are presented for insertion into the engine's fuel flow, both are in a gaseous state.

We do not include gas storage vessels in our "conversion kit". The customer purchases these separately from a number of companies who manufacture them, or from us at the customer's request.

At the moment, Liquefied Natural Gas (LNG) is the preferred form of fuel. In liquid form, the gas requires less space to hold and its tanks put less weight onto the vehicle than does Compressed Natural Gas (CNG). Because the LNG dealer brings the gas to the fleet site as frequently as needed, there is no supply constraint.

However, as the future unfolds, CNG filling stations might proliferate making these more easily accessible than is presently the case. Regardless, our dual fuel engine does not care which type is on the vehicle. The fleet's service technicians can make whatever minor adjustments the Controller may require for optimum engine performance.

CERTIFICATION OF POLLUTION REDUCTIONS

In order to qualify for Federal and State grants and tax benefits, the reduction in polluting emissions that result from our engine modifications must be certified by independent outside agencies.

Environmental Protection Agency (EPA). The Federal Income Tax deductions available as a result of the Energy Policy Act of 1992 require that the engine "satisfy any federal and state emissions certification, testing, and warranty requirements that apply." We will attempt to qualify the SAVE Dual Fuel System on several of the most common diesel engine families in the first two quarters of 2000. An engine family is generally one manufacturer/displacement/or horsepower type, even though numerous models of that type may have been manufactured over the years. The cost to certify an engine is generally between $50,000 and $75,000. Testing requires about 30 days, including set up and tear down. The EPA typically issues reports of the results and certifications within 60 days following the testing.

New York State Energy Research and Development Authority (NYSERDA). The State of New York provides funding for alternative fuel projects through NYSERDA. We are currently taking steps to formalize our relationship with N.Y.S. Electric and Gas, with which we intend to jointly develop a project under a NYSERDA grant, which may be as high as 50% of the cost of the project.

MARKET SIZE

The Company believes that the market for after_market vehicle conversion kits is large, assuming the actual conversion of only a very small portion of the more than 12 million medium and heavy_duty diesel powered vehicles, 3 million of which are in the US, and 9 million are outside the US. The assumed average cost of the component kit to convert one vehicle is a conservative $5,000. This market estimate does not include the tanks to contain the gas or any costs born by the fleet operator to create the refueling facility.


USA Market Potential. To determine the market potential for SAVE Dual Fuel System, the US vehicle inventory can be divided into several segments, all consisting of heavy_duty vehicles with large numbers of the same type of engine.

Transit Buses. The Department of Transportation reports more than 128,000 transit buses in use nationwide. Of these, less than 5,000 are believed to be operating on alternative fuel.

School Buses. The transit bus figures do not include buses operated by public school districts or by private schools or churches. According to Department of Transportation statistics, there are 580,000 school, church, institutional and industrial buses registered in the US. The federal government, excluding the military, operates an additional 5,000 buses.

Trucks. Motor Vehicle Census data from 1992 indicate that "Heavy_ Heavy" trucks (gvw exceeding 26,000 pounds) numbered over 2 million then. The data does not indicate the number that were diesel powered, however, it is believed that most were. This census included detailed information about types of trucks. Some of the highlights were:

Sanitation Trucks. The total number of sanitation vehicles was over 72,000.

Dump Trucks. Cities, counties and states own dump trucks for highway maintenance. In addition, there are countless fleets operated by private construction companies. The total number of dump trucks was reported to be 611,900, nationwide.

Wreckers. In 1992, there were 104,000 wrecker body trucks and an additional 58,800 trucks with a winch or crane.

Concrete Mixers.  There were 61,000 concrete mixers in 1992.

Interstate Freight Trucks. According to Department of Transportation statistics, there were 1,741,800 "Combination" trucks, another way of describing the truck end of a "semi."

Local Delivery Trucks. United Parcel Service, the largest local delivery operation with over 50,000 trucks in service, is already the largest operator of dedicated CNG vehicles. Beverage delivery trucks, which frequently appear at local convenience stores, numbered 73,000 in 1992.

Retail Delivery Trucks. This category will includes a number of smaller trucks, and the beverage trucks will be double counted, but for companies like Wal_Mart, the retail grocery industry, department stores, and the building supply retailers, and others, there were over 1.1 million vehicles.

Working Boats. Certain highly active port cities have large numbers of ferryboats and tugboats. Although these have highly specialized marine engines, there is no doubt that their air pollution is receiving attention from various government programs. The Department of Transportation reports that there were 8,300 vessels licensed to transport things or people in the US.

Locomotives. Because of the loads they pull, and particularly in urban areas where they move slowly and engine load is heavy, diesel locomotives are serious polluters. These engines will require a hybrid system to be converted to dual fuel, similar to vehicle engines, but controlling a much larger engine. Department of Transportation statistics indicated there were 19,600 locomotive engines.

Foreign Markets.
In addition to the US market, there are many nations with large and antiquated diesel_engine vehicle fleets. Various estimates place the number of diesel_engine transportation and freight vehicles outside the US at more than 10 million. Significant numbers are located in the nations referred to as the Eastern Block (Czechoslovakia, Hungary, Romania, etc.), Mexico, Egypt, Chile, Philippines, China, India and Japan. These nations each have a serious air pollution problem. Importantly, each has excellent access to natural gas in their urban centers.


FUEL SUPPLY

It must be noted as a significant strategic influence on the fuel supply side that vast quantities of natural gas are being burned at the wellhead or simply expelled into the atmosphere every day because there is no market for it. This represents an undetermined incentive for the oil industry to increase demand for natural gas.

COMPETITIVE ANALYSIS

OEM Dedicated Fuel Systems. Diesel engine manufacturers offer an engine alternative that runs only on Natural Gas. These single_fuel (natural gas) engines often cost at least $50,000 more than the same engine in diesel_only form. The major reason for this cost difference is that to convert a diesel engine to operate only on natural gas, a complete spark plug and ignition system must be incorporated. In addition, because the all gas mixture explodes much more violently upon ignition, the pistons have to be extensively modified to reduce the compression ratio. Experience has demonstrated that these engines have higher maintenance costs and shorter lives. This phenomenon is partially explained by the fact that diesel fuel acts as an engine lubricant.

Caterpillar. Caterpillar offers two OEM Dual Fuel engines. Both are "Open Loop" systems that operate on one, pre_set mixture of diesel and natural gas. The cost of this option is often more than $25,000 higher than the same engine in Diesel only form.

Alternative Fuel Systems, Inc. AFS, headquartered in Calgary, Alberta, Canada is a company that manufactures an after_market "Open Loop" kit to convert an existing vehicle engine to dual fuel. Installed in the customer's vehicle, the AFS and the SAVE systems are believed to cost approximately the same. AFS is a publicly traded company on the Canadian Stock Exchange under the symbol "ATF". Additional information on the AFS system is available at their website, www.altfuelsys.com.

OEM Bi_Fuel Systems. Some engine manufacturers also manufacture an engine that will run on natural gas or diesel, but not on both at the same time. We call these bi-fuel engines. These engines suffer the same up to $50,000+ cost disadvantage as the dedicated, single_fuel engine. In order to convert a bi_fuel engine from one fuel to another, the vehicle must be returned to the service facility and have its operating parameters re_set. By comparison, the SAVE dual fuel system can be set to change to full diesel operation either manually or automatically.

Bio_Diesel Fuel. In addition to natural gas/diesel, bio_diesel is another "clean burning" dual_fuel. This fuel is a mixture of diesel and a vegetable oil. Several such oils are available. Bio_diesel requires no engine conversion for use. At about $3.00 per gallon, the cost is prohibitive to most operators. A further disadvantage is the odor emitted, which depends on the specific oil that is being used. For example, corn/diesel emits a popcorn odor from the exhaust.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following management's discussion and analysis of the financial condition and results of operations should be read in conjunction with our financial statements and the accompanying notes appearing elsewhere in this prospectus. In addition to historical information, this management discussion and analysis of financial condition and results of operations contain forward_looking statements. Our actual results could differ materially from those anticipated in the forward_looking statements as a result of factors, including those set forth under "Risk Factors" and in other parts of this prospectus.

Overview

         We primarily market alternative fuel retrofit conversion kits which include a patented device by which a diesel fuel engine is converted to an engine powered by either a mixture of diesel fuel and alternative fuel (approximately 80% natural gas, 20% diesel fuel) or diesel fuel exclusively, which system permits the vehicle operator to switch from the mixed fuel source to diesel fuel at the flip of a switch from the driver's seat when the alternative fuel is depleted (the system is referred to as the "Save Dual Fuel System"). We also market conversion kits which convert a gasoline fuel engine to a bi-fuel engine which can be powered by either gasoline or natural gas.

         The primary marketing focus of the Save Dual Fuel System is the diesel truck and bus market segments. Although we have completed development of the Save Dual Fuel System for normally aspirated engines and turbocharged engines, we are still in the process of developing the Save Dual Fuel System for Drive-by-Wire engines. For a description of these engines, see Products and Technology, above.

                              Results of Operations

Comparison of Twelve Month Periods Ended December 31, 1999 and December 31, 1998

The following table sets forth certain statement of operation items as a percentage of net sales for the period indicated:

                                                     Twelve Months Ended December 31

                                                       1999                1998             1999        1998
                                                       ----                ----             ----        ----

Net Sales.......................................      100.0%              100.0%          560,124      539,443
Cost of Goods Sold..............................       58.9                36.1           329,791      194,701
Gross Profit....................................       41.1                63.9           230,333      344,742
Selling and Administrative......................      123.8               127.4           693,379      687,420
Interest Expense................................        5.9                 2.7            33,013       14,483
Other Expense...................................       22.3                  -            125,000         -
Income Tax......................................         -                   -               -            -
                                                     -------              ------         ---------    ---------
Income (Loss)...................................     (110.9)              (66.2)         (621,059)    (357,161)
                                                     =======              ======         =========    =========

         Our revenues resulted mostly from sales of the Save Dual System Fuel kits. About 60 Dual Fuel System Fuel kits, at prices ranging from about $4,000 to over $5,000 (depending on customers' needs and configurations) were sold in each of 1998 and 1999. The remaining revenues stemmed from the sale of gasoline bi-fuel conversion kits, part kits for dedicated diesel fuel vehicles, installations of conversion kits and sales of fuel tanks.

         However, while Net Sales increased 3% from 1998 to 1999, Cost of Goods Sold increased by 69% in the same period. The increase in the Cost of Goods Sold was primarily due to increased use of inventory during development, as well as the greater consulting income we generated in 1998 than in 1999. Since our consulting income is generated with less total associated costs than that of product sales, the mix of consulting sales and product sales in each year helped produce a lower Cost of Goods Sold in 1998 than in 1999. These were the primary reasons that the Loss for 1999 (excluding Losses for Litigation) increased by $138,898 or 39% over 1998.

         Including Losses for Litigation (see, Other Expense, above), the Loss for 1999 increased by $263,898 or 74% over 1998. The Losses for Litigation for 1999 comprise an accrual of $125,000 with respect to a lawsuit brought against us by an independent contractor in connection with a project in Uzbekistan in 1997 and 1998. See Note 4 to the accompanying financial statements.

         Selling and Administrative expense, which primarily included salaries, employee benefits, consulting fees, transportation, rent, utilities, professional fees, insurance and provision for doubtful accounts, changed little from 1998 to 1999, from $687,420 to $693,379. However, the Provision for Doubtful Accounts portion of the Selling and Administrative expense increased by $73,338 from 1998 to 1999. At the same time, Interest Expense increased from $14,483 in 1998 to $33,013 in 1999, a change of $18,530.

         Our losses in 1998 were funded by loans totaling $153,500, represented by promissory notes payable in 18 months which bear interest at 9% and are convertible to common stock at $4.00 per share. These lenders also received 57,400 warrants to purchase our common shares at $1.50 per share. Forty thousand of such warrants expire on June 17, 2000 and 17,400 of such warrants expire on December 15, 2000. As of the date of this filing, the principal of all such loans have been paid in full. The losses were also funded by $105,000 paid in capital from the sale of shares of common stock. In addition, in 1998, we borrowed $50,000 as a revolving loan from Peachtree National Bank at an interest rate of 8.75%. See Note 4 to the accompanying financial statements.

         Our losses in 1999 were funded by loans totaling $150,000, represented by promissory notes payable in 1 year, which bear interest at 12% and are convertible to common stock at $0.75 per share, and by $133,000 paid in capital from the sale of shares of common stock. In addition, we increased the revolving loan from Peachtree National Bank by an additional $90,000 to a total of $140,000 and the interest rate on the entire balance increased to 10.5% and is payable on May 5, 2000. See Note 4 to the accompanying financial statements.

         Since we are not liquid, if we are unable to raise additional funds by either loans or the sale of securities this year or have a substantial increase in sales, we may not be able to continue operations or may have to decrease development and testing efforts.

         On November 23, 1999, we entered into a Consulting Agreement with MBO, Inc., a South Carolina Corporation, principally for the following purposes, to raise up to $750,000 and to assist in marketing our products, provide financial advice and help form strategic alliances.

         During the first quarter of 1999, we acquired we entered into an agreement with International Fuel Systems, Inc. ("IFS"), a Tennessee corporation, and Lanier Davenport in memorializing the prior purchase of 600,000 shares and, in addition, for 600,000 additional shares to be issued upon certain contingencies. As of March 6, 2000, 200,000 of the reserve shares have been issued in exchange for payment of $155,000, one of such contingencies.



                             PRINCIPAL SHAREHOLDERS



         The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of December 31, 1999, by (i) each of the Company's officers and directors; (ii) each person who is known by the Company to own beneficially 5% or more of the Company's outstanding Common Stock; and (iii) all officers and directors of the Company as a group:

Name and Address of 5%             Number of
Shareholders, Officers             Shares
and Directors                      Owned(1)                 Percent
-------------                      --------                 -------

Robby E. Davis /1                   357,000                   10.6%
Director, President and
Chief Executive Officer
4851 Ga. Hwy #85
Forest Park, GA 30297

Jeffrey Davis /1                    357,000                   10.5%
Director, Vice President
and Secretary
4851 Ga. Hwy #85
Forest Park, GA 30297

Ricky Davis /1                      357,000                   10.5%
Treasurer and Chief
Financial Officer
4851 Ga. Hwy #85
Forest Park, GA 30297

Kerry Davis /1                      357,000                   10.5%
4851 Ga. Hwy #85
Forest Park, GA 30297

Davis Family Trust /2               358,000                   10.6%
C/0 Mark Crouch - Trustee
PO BOX 502287
Atlanta, GA 31150

Lanier M. Davenport                 300,000                    8.9%
PO BOX 178
Lookout Mountain, TN 37350

Edward C. Kramer                       -                       0.0%
Director
Kramer & Kramer, LLP
708 Third Ave.
New York, NY 10017

All Officers and Directors        1,071,000                   31.5%


         1. Robby F. Davis, Jeffrey Davis, Ricky Davis and Kerry Davis are siblings and children of Frank Davis (see Significant Consultant) and each disavows beneficial ownership of, or control over, the shares of Common Stock owned by the other siblings.

         2. All members of the Davis family associated with Save disclaim beneficial ownership or control over this trust.

                                   MANAGEMENT


OFFICERS AND DIRECTORS
----------------------

     The following table sets forth the names, age, and position of each director and executive officer of the Company.

         Name            Age     Position and Office Held
         ----            ---     ------------------------
Robby E. Davis           31      President, Chief Executive Officer and Director
Jeffrey F. Davis         36      Vice President, Secretary and Director
Ricky Davis              38      Treasurer and Chief Financial Officer
Edward C. Kramer         48      Director
----------------

     Each of the above individuals, became an officer and director of the Company in connection with its organization, except Edward C. Kramer who became a director in 1998. The term of office of each officer and director is one year and until his successor is elected and qualified.

BIOGRAPHICAL INFORMATION
------------------------

     Set forth below is biographical information for each of the Company's officers and directors.

Robby E. Davis. President, Chief Executive Officer and Director since 1996. Prior to the formation of SAVE, Mr. Davis was employed by Combustion Labs, Inc. for 10 years as a senior technician installing natural gas and dual fuel conversion kits in diesel and gasoline vehicles. He is an ASSE Certified Natural Gas Technician and has attended numerous business and technical seminars. Davis studied Business Administration at Clayton State College.

Jeffrey F. Davis. Vice President, Secretary and Director since 1996. Prior to joining SAVE, Mr. Davis was employed by Clayton (Georgia) County, working primarily in the Transportation and Development group. He holds an AA degree in Business Administration from Clayton State College where he was named to the Deans List.

Ricky Davis. Treasurer and Chief Financial Officer since 1996. Prior to joining SAVE, Mr. Davis was employed by Combustion Labs, Inc. for three years as a technician working with gasoline to natural gas conversions, for four years as the Office Manager of a large mechanical contractor and ran his own mechanical/electrical contracting business for 6 years. He studied Business Management and Marketing at Griffin Area Tech, and has attended many seminars on computer operations and accounting.

Edward C. Kramer. Director since 1998. Mr. Kramer is a partner of the New York law firm of Kramer & Kramer. He received an A.B. degree from the University of Pennsylvania in 1973 and a J.D. degree from the Columbia University School of Law in 1996. He first became admitted to the New York Bar in 1997 and is admitted to practice in the Southern and Eastern Districts of New York, the Second Circuit Court of Appeals and the Supreme Court. Since 1991, Mr. Kramer has practiced law as a partner of Kramer & Kramer.



REMUNERATION OF OFFICERS AND DIRECTORS
--------------------------------------
Robby E. Davis /1   $40,000/yr
Jeffrey Davis /1    $40,000/yr
Ricky Davis /1      $40,000/yr

1. These officers' remuneration has been the same for the past 3 fiscal years, except that each of these officers received $2,000 bonuses in 1999. No officers receive any benefits and have not received any benefits for the past 3 fiscal years. For the past 3 fiscal years, there have not been, and currently there are no, remuneration plans, deferred benefits plans, employment contracts, deferred compensation plans, retirement plans, active stock option plans or other compensation related plans in effect for the officers.


SIGNIFICANT CONSULTANT
----------------------
Frank Davis. Director of Product Research and Development since 1996. Mr. Davis presently serves the Company in a consulting capacity responsible for development of the Drive-By-Wire engine conversion kits and also providing assistance in other business matters as necessary. In 1980, he founded and until 1996 served as Chief Executive Officer of Combustion Labs, Inc., where he conducted research and development related to converting gasoline and diesel engines to run on natural gas or bifuel. Frank Davis is the father of Robby F. Davis, Jeffrey Davis and Ricky Davis. In the first quarter of 2000, Frank Davis received 100,000 shares of common stock in satisfaction of over $100,000 in consulting fees we owed him.

RELATED PARTY TRANSACTIONS

         All of the technology, know_how, devices and apparatus embodied in the Patents and incorporated into the various products sold by us were developed and patented by Frank Davis or Frank Davis and Robby E. Davis and assigned to the Davis Family Trust (the "Trust"), an irrevocable trust established by Mr. Davis for the benefit of his family and which is administered by an independent third party. The Patents thereafter were assigned to the Trust, which such assignments were recorded with the United States Patent and Trademark Office. Pursuant to an agreement dated May 13, 1996 (the "License"), the Trust granted a license to us to exploit the Patents for the life thereof (each Patent has a life of seventeen years from the date of issue) plus any extension thereof, including the right to market and sell any and all products developed therefrom or to grant, licenses to others to manufacture and sell any such products, subject to the approval of the trustee of the Trust. Our territory, though, was limited by the License to the Continental United States, Mexico and Canada. In consideration of the license, we are required to pay the Trust a license fee equal to $150,000 and a royalty equal to $21 per unit sold during the life of the Patents, adjusted annually to reflect increases in the consumer price index for the prior twelve month period, except as hereinafter provided. Under the terms of the License, the royalty shall be increased by an amount equal to $79. Said additional sum shall be payable until such time as the amount generated from the sale of units shall aggregate $150,000 plus accrued interest calculated at the rate of 12% per annum. When said sum is paid, the royalty shall revert to the original royalty as adjusted to reflect increases in the consumer price index.

         On June 18, 1998, the License was amended to provide that the $150,000 promissory note would be satisfied by the payment of $42,576.10 on July 31, 1998 and the delivery to the Trust of 108,000 shares of our common stock.

         On January 3, 2000, the License was amended, among other things, to extend our licensed territory to include the continental United States of America, Mexico, Canada, Egypt as of its borders on January 3, 2000, and South America in exchange for 250,000 shares.

--------------------------------------------------------------------------------

Indemnification of Officers and Directors

Our certificate of incorporation provides that to the fullest extent permitted by law, no director or officer personally liable to SAVE or its stockholders for damages for breach of any duty owed to SAVE or its stockholders and that SAVE may, in its by_laws or in any resolution of its stockholders or directors, undertake to indemnify the officers and directors of SAVE against any contingency or peril as may be determined to be in the best interests of SAVE, and in conjunction therewith, to procure, at SAVE's expense, policies of insurance. Georgia law, under which SAVE is incorporated, allows a corporation to indemnify its directors and officers if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in , or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We intend to obtain a director and officer liability insurance policy covering each of our directors and executive officers.



                            DESCRIPTION OF SECURITIES

General

Authorized Capital Stock.

         We are authorized to issue an aggregate of 25,000,000 shares of capital stock, consisting of 20,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of the date hereof, 3,386,000 shares of Common Stock are outstanding and no shares of Preferred Stock are outstanding.

Common Stock.

         The shares of Common Stock outstanding are, and the Shares issued hereby will be, legally issued, fully paid and non_assessable. Holders of the Common Stock are entitled to one vote per share with respect to all matters that are required by law to be submitted to a vote of stockholders. Holders of the Common Stock are not entitled to cumulative voting. The Common Stock has no preemptive, or sinking fund rights.

         We have not paid any dividends on its Common Stock and do not intend to pay dividends in the foreseeable future. Any earnings will be retained by us for working capital. Future dividend policy will be determined by the Board of Directors in light of financial need and earnings, if any, and other relevant factors.

         In the event of our liquidation, dissolution or winding up, holders of Common Stock, subject to the rights of any series of Preferred Stock which may be designated and issue in the future, are entitled to share ratably all our remaining assets, after satisfaction of our liabilities.

Preferred Stock.

         As of yet, the Preferred Stock has not been designated and no shares of Preferred Stock have been issued. We have reserved the right for the Board of Directors to designate the Preferred Stock into such classes or series as it deems necessary. Any such series or classes of Preferred Stock which may be designated by the Board of Directors in the future may effect the rights of the class of Common Stock.

Transfer Agent

         The Transfer Agent for our Common Stock is Interwest Transfer Company, located at 1981 East Murray, Holladay Road, Suite 100, Salt Lake City, Utah 84117.

Reports to Stockholders.

         We intend to furnish to our stockholders, after the close of each fiscal year, an annual report containing audited financial statements. In addition, we will furnish our stockholders with quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.


                              PLAN OF DISTRIBUTION


         We will not be selling any of our shares through this registration, since the main purpose of this registration is to register already issued shares. Accordingly, we will not receive any funds or proceeds from this registration. No privately held shares of the Company are being offered for sale as part of this registration as well. However, individuals or entities, upon this registration becoming effective, may sell all or part of their shares on the open market from time to time. These individuals and entities substantially are Lanier Davenport - 200,000 Shares (see Section 26 (v)), Davis Family Trust - 250,000 Shares (see Section 26(xi)), Bressner Group, Ltd. - 100,000 Shares (see
Section 26(xiii)) and Frank Davis - 100,000 Shares (see Section 26(xii)). However, if the holders of warrants to purchase common stock, at some point in time, exercise the warrants, the holders will pay an exercise price to us. We are required to pay all fees and expenses incident to the registration of the shares.


                                  LEGAL MATTERS

         On November 24, 1999 a lawsuit was served against us in the State Court of Clayton County, State of Georgia, File No.99-CV-04454-E, entitled Roger Shugart v. Save On Energy, Inc. f/k/a Electronic Fuel Control, Inc.. The Plaintiff seeks $120,000 plus interest stemming from a personal services agreement between Plaintiff and us for certain services to be rendered in connection with a fuel conversion project in Uzbekistan in 1997 and 1998. We intend to bring into the lawsuit or arbitration, as the case may be, as a third-party defendant, American Engineering Corporation, on a claim for indemnification. See, Management's Discussion and Analysis and Footnote 10 to the attached financial statements for 1998 and 1999.

                                     EXPERTS

The financial statements for the fiscal years ended December 31, 1999 and December 31, 1998 included in this prospectus have been so included in reliance on the report of Jack Kane & Company, P.C., independent accountants, given on the authority of such firm as experts in auditing and accounting.

                       WHERE YOU CAN GET MORE INFORMATION

This prospectus is part of a registration statement filed with the Securities and Exchange Commission. At your request, we will provide you, without charge, a copy of any exhibits to the registration statement. If you would like more information, write or call us at:

                              SAVE ON ENERGY, INC.
                          Ste. 211 4851 Georgia Hwy 85
                            Forest Park Georgia 30050
                                 (404) 765-0131

We intend to provide to our stockholders annual reports containing audited financial statements and other appropriate reports. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1_800_SEC_0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings are also available to the public free of charge on the Securities and Exchange Commission's Internet site at http:\\www.sec.gov.


                              Save On Energy, Inc.
                   Index to Consolidated Financial Statements


Audited
-------

                                                                                                   Page
                                                                                                   ----

Report of Independent Certified Public Accounts....................................................F_1
Balance Sheets as of December 31, 1999 and December 31, 1998.......................................F_5
Statement of Operations for the fiscal years ended
         December 31, 1999 and December 31, 1998...................................................F_6
Statement of Stockholders' Equity for the
         fiscal years ended December 31, 1999 and December 31, 1998................................F_7
Statement of Cash Flows for the fiscal years ended
         December 31, 1999 and December 31, 1998...................................................F_8
Notes to Financial
Statements.........................................................................................F_10
Supplementary
Schedules..........................................................................................F-17


                                       33




Unaudited
---------

Balance Sheets as of March 31, 2000................................................................FU_3
Statement of Operations for period ended March 31, 2000............................................FU_5
Statement of Stockholders' Equity for the period ended March 31, 2000..............................FU_6
Statement of Cash Flows for the period ended March 31, 2000........................................FU_7
Notes to Financial Statements......................................................................FU-8

                              SAVE ON ENERGY, INC.

                    (FORMERLY ELECTRONIC FUEL CONTROL, INC.)
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 1999

                              SAVE ON ENERGY, INC.
                    (FORMERLY ELECTRONIC FUEL CONTROL, INC.)
                          INDEX TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999


Report of Independent Accountants

Financial Statements

  Balance Sheets                                     Exhibit "A"

  Statement of Operations                            Exhibit "B"

  Statement of Stockholders' Equity                  Exhibit "C"

  Statement of Cash Flows                            Exhibit "D"

Notes to Financial Statements

Supplementary Information

  Cost of Sales                                      Schedule "1"

  Operating Expenses                                 Schedule "2"

  Other Deductions                                   Schedule "3"

To the Stockholders of
Save On Energy, Inc.
4851 Georgia Highway 85
Forest Park, Georgia 30050

                        Report of Independent Accountants
                        ---------------------------------

         We have audited the accompanying balance sheets of Save on Energy, Inc.,(Formerly Electronic Fuel Control, Inc.), a development stage company as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Save on Energy, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

         The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 7 of the financial statements, the company has suffered recurring losses from operations in its developmental stage. This condition raises substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules of cost of sales and operating expenses are presented for the purpose of additional analysis and are not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                                    JACK KANE & COMPANY, P.C.




January 21, 2000

                                                                     EXHIBIT "A"
                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                                 BALANCE SHEETS
                                  DECEMBER 31,

                                                                            1999                  1998
                                                                         ----------            ----------
                                     ASSETS

Current assets
     Cash                                                                $  135,766            $   21,914
     Accounts receivable, net (Note 2)                                       22,773                92,168
     Inventory                                                              110,830               214,949
                                                                         ----------            ----------
                      Total current assets                                  269,369               329,031
                                                                         ----------            ----------

Property, plant and equipment
     Equipment and leasehold improvements                                    91,624                91,624
     Less: accumulated depreciation                                          58,578                41,261
                                                                         ----------            ----------
                      Net fixed assets                                       33,046                50,363
                                                                         ----------            ----------

Other assets
     Long term notes receivable                                              22,500                88,728
     Licenses, net (Note 3)                                                 106,324               117,785
                                                                         ----------            ----------
                      Total other assets                                    128,824               206,513
                                                                         ----------            ----------

                      Total assets                                       $  431,239            $  585,907
                                                                         ==========            ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
     Notes and loans payable (Note 4)                                    $  443,500            $  203,500
     Accounts payable     83,145                                            151,031
     Taxes payable        80,558                                             47,874
     Accrued loss on litigation (Note 11)                                   125,000                  -
     Accrued expenses                                                        44,507                40,914
                                                                         ----------            ----------
                      Total current liabilities                             776,710               443,319
                                                                         ----------            ----------

Commitments and contingencies (Note 8)
Stockholders' equity (Note 7)
     Preferred stock, $.01 par value,
       authorized 5,000,000 shares,
       none issued    $    -                                             $     -
     Common stock, $.001 par value,
       authorized 20,000,000 shares,
       2,136,000 shares issued                                                2,136                 2,136
     Additional paid-in capital                                           1,164,349             1,031,349
     Deficit accumulated during the
       development stage                                                 (1,511,956)             (890,897)
                                                                         ----------            ----------

     Total stockholders' (deficit) equity                                  (345,471)              142,588
                                                                         ----------            ----------
                    Total liabilities and
                        stockholders' equity                             $  431,239            $  585,907
                                                                         ==========            ==========


The accompanying notes to the financial statements are an integral part of these statements.


                                      F-5



                                                                     EXHIBIT "B"
                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                             STATEMENT OF OPERATIONS
                            YEARS ENDED DECEMBER 31,





                                                                            1999                  1998
                                                                         ----------            ----------

Sales                                                                    $  560,124            $  539,443

Cost of sales (Schedule "1")                                                329,791               194,701
                                                                         ----------            ----------

                      Gross profit                                          230,333               344,742

Operating expenses (Schedule "2")                                           693,379               687,420
                                                                         ----------            ----------

                      Operating loss                                       (463,046)             (342,678)

Other income and expense (Schedule "3")                                     158,013                14,483
                                                                         ----------            ----------

                      Net loss                                           $ (621,059)           $ (357,161)
                                                                         ==========            ==========



Net loss per weighted average share,
  basic                                                                  $(.17)                $(.13)
                                                                         =====                 =====

Net loss per weighted average share,
  diluted                                                                $(.16)                $(.12)
                                                                         =====                 =====


Weighted average shares, basic                                            2,972,400             2,841,367

Weighted average shares, diluted                                          3,033,530             2,858,405


The accompanying notes to the financial statements are an integral part of these statements.

                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                        STATEMENT OF STOCKHOLDERS' EQUITY
                                  DECEMBER 31,





                                                                          Common
                                                                           Stock
                                                                           Shares                Amount
                                                                           ------                ------

Balance, January 1, 1998                                                 2,136,000             $ 2,136
Increase in additional paid in capital                                        -                   -
Net loss                                                                      -                   -
                                                                         ---------             -------

Balance, December 31, 1998                                               2,136,000               2,136

Increase in additional paid in capital                                        -                   -
Net loss                                                                      -                   -
                                                                         ---------             -------

Balance, December 31, 1999                                               2,136,000             $ 2,136
                                                                         =========             =======


Additional disclosure for development stage companies

Common stock issued:
At par                                                                   1,536,000             $ 1,536
For services                                                               416,000                 416
From private offering                                                      184,000                 184
                                                                         ---------             -------

                                                                         2,136,000             $ 2,136
                                                                         =========             =======

The accompanying notes to the financial statements are an integral part of these statements.


                                                                     EXHIBIT "C"

Deficit

                                                                                              Accumulated
                                                                         Additional           During
                                                                         Paid-in              Development
                                                                         Capital              Stage
                                                                         -------              -----

                                                                         $  830,849           $  (533,736)
                                                                            200,500                -
                                                                               -                 (357,161)
                                                                         ----------           -----------

                                                                          1,031,349              (890,897)

                                                                            133,000                -
                                                                               -                 (621,059)
                                                                         ----------           -----------

                                                                         $1,164,349            $(1,511,956)
                                                                         ==========            ===========


                                                                         $    -0-
                                                                             20,384
                                                                          1,143,965

                                                                         $1,164,349


The accompanying notes to the financial statements are an integral part of these statements.

                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                            SUPPLEMENTARY INFORMATION
                             YEAR ENDED DECEMBER 31,

                                                                           1999                  1998
                                                                         --------              --------

SCHEDULE "1": COST OF SALES
     Inventory at beginning                                              $214,949              $ 98,901
     Purchases and freight                                                225,672               310,749
                                                                         --------              --------
                                                                          440,621               409,650
     Inventory at end  110,830                                            214,949
                      --------                                           --------

                      Cost of sales                                      $329,791              $194,701
                                                                         ========              ========

SCHEDULE "2": OPERATING EXPENSES
     Salaries and wages                                                  $175,679              $210,088
     Payroll taxes      13,007                                             14,313
     Employee benefits   3,211                                             13,374
     Consulting fees
   and outside services                                                   108,053                81,238
     Rent                                                                  25,950                26,053
     Light, heat and power                                                 14,395                14,812
     Repairs and maintenance                                                1,461                 3,149
     Factory supplies and expenses                                         10,067                 6,842
     Research and product testing                                           3,155                10,103
     Insurance                                                             22,841                38,393
     Depreciation       17,316                                             22,699
     Amortization of license                                               11,461                11,462
     Provision for doubtful accounts                                      141,156                67,818
     Licenses and permits                                                     358                 2,136
     Royalties and patents                                                 15,978                12,286
     Auto and truck expense                                                 2,996                 9,387
     Sales promotion, advertising
       and public relations                                                 5,847                19,367
     Professional fees                                                     35,910                55,567
     Travel and transportation                                             47,931                33,121
     Telephone                                                             13,556                14,943
     Entertainment       4,398                                              2,675
     Office supplies and expense                                           14,602                10,551
     Dues and subscriptions                                                 2,814                 2,253
     Sundry taxes        1,061                                              2,445
     Miscellaneous expense                                                    176                 2,345
                                                                         --------              --------

                      Total operating expenses                           $693,379              $687,420
                                                                         ========              ========

SCHEDULE "3": INCOME AND EXPENSE
     Loss on litigation                                                  $125,000              $   -
     Interest expense   35,489                                             21,398
     Interest income    (2,476)                                            (6,915)
                      --------                                           --------

                      Total other income
                        and expense                                      $158,013              $ 14,483
                                                                         ========              ========

                                                                     EXHIBIT "D"
                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                             STATEMENT OF CASH FLOWS
                            YEARS ENDED DECEMBER 31,


                                                                           1999                  1998
                                                                         --------              --------

Cash flows from operating activities
     Net loss                                                            $(621,059)            $(357,161)
     Adjustments to reconcile net loss
       to net cash (used in)
       operating activities:
         Depreciation and amortization                                      28,778                34,161
     Changes in assets and liabilities:
         Decrease in accounts receivable,
           net                                                              69,395                15,771
         Decrease (increase) in inventory                                  104,119              (116,048)
         Decrease in other current assets                                     -                    1,118
         Decrease (increase) in
           long term notes receivable                                       66,228               (24,967)
         (Decrease) increase in
           accounts payable                                                (67,886)              108,993
         Increase in taxes payable                                          32,684                27,684
         Increase in accrued
           litigation loss                                                 125,000                  -
         Increase (decrease) in
           accrued expenses                                                  3,593               (61,007)
                                                                          -------------------------------

                      Net cash used in
                        operating activities                              (259,148)             (371,456)
                                                                          ---------             ---------

Cash flows from investing activities
     Purchase of fixed assets                                                 -                  (10,193)
     Proceeds from sale of fixed assets                                       -                    8,800
                                                                          ---------  --------------------

                      Net cash used in
                        investing activities                                  -                   (1,393)
                                                                          ---------             ---------


                                                                     EXHIBIT "D"
                                                                     (Continued)
                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                             STATEMENT OF CASH FLOWS
                            YEARS ENDED DECEMBER 31,


                                                                            1999                   1998
                                                                            ----                   ----

Cash flows from financing activities
     Net proceeds from line of credit                                       90,000                50,000
     Proceeds from convertible
       notes payable                                                       150,000               153,500
     Reduction of notes payable in
       debt for equity exchange                                               -                 (124,226)
     Increase in additional
       paid in capital                                                     133,000               200,500
                                                                       -----------            ----------

                       Net cash provided by
                        financing activities                               373,000               279,774
                                                                       -----------            ----------

                       Net increase decrease
                        in cash                                            113,852               (93,075)

Cash, at beginning                                                          21,914               114,989
                                                                       -----------            ----------

Cash, at end                                                           $   135,766            $   21,914
                                                                       ===========            ==========


Supplementary information

Cash paid during the year for:
     Interest                                                          $    29,290            $    9,688
     Income taxes                                                             -                     -

Additional disclosure for development state companies
  Cumulative amounts since inception:
       Net cash used in
        operating activities                                           $(1,209,834)           $ (950,686)
       Net cash used in
        investing activities                                               (93,825)              (93,825)
       Net cash provided by
        financing activities                                             1,439,425             1,066,425
                                                                       -----------            ----------

                                                                       $   135,766            $   21,914
                                                                       ===========            ==========


                            SUPPLEMENTARY INFORMATION

                              SAVE ON ENERGY, INC.
                    (FORMERLY ELECTRONIC FUEL CONTROL, INC.)
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization
     ------------
     Save on Energy, Inc. ("the Company") was incorporated in Georgia on April 1, 1996 to manufacture and market retrofit systems for the conversion of gasoline and diesel engines to non-petroleum based fuels such as compressed natural gas. The Company acquired the exclusive right in North America to exploit the patents relating to the retrofit devices pursuant to a license ("the License) acquired on June 1, 1996. On January 3, 2000, the license was restricted to the United States, Canada, Mexico and the Nation of Egypt in exchange for a modification of the appertaining royalty agreement and an issuance of 250,000 shares of additional stock.

     The Company is a Development Stage Company as defined in Financial Accounting Standards Board Statement No. 7. During 1999 and 1998, the Company devoted substantially all of its efforts to establishing a new business.

     Basis of Presentation
     ---------------------
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and results of operations for the reporting period. Actual results could differ from those estimates.

     Concentration of Credit Risk
     ----------------------------
     The Company occasionally maintains deposits in excess of federally insured limits. Statement of Financial Accounting Standards No. 105 identifies these items as a concentration of credit risk requiring disclosure, regardless of the degree of risk. The risk is managed by maintaining all deposits in high quality financial institutions.

     Cash and Cash Equivalents
     -------------------------
     For the purpose of reporting cash flows, cash includes cash on hand and savings accounts.

     Inventory
     ---------
     Inventory is stated at the lower of cost, determined on the first-in, first-out, (FIFO) method, or market.

     Property, Plant and Equipment
     -----------------------------
     Property, plant and equipment are stated at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives principally by the straight line method. Maintenance, repairs and minor improvements are charged to operations as incurred. Renewals and betterments, which materially increase the value of property, are capitalized.

     Income Taxes
     ------------
     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statements and income tax purposes. The differences related primarily to allowance for doubtful receivables
     (deductible for financial statement purposes but not for income tax purposes). The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses and tax credits that are available to offset future taxable income, and reduced by the portion of deferred taxes not likely to be realized


2.  ACCOUNTS RECEIVABLE, NET

    Accounts receivable, net consists of the following:
                                                      1999              1998
                                                    --------          --------

        Accounts receivable                         $ 23,218          $158,794
        Interest receivable                            4,180             7,499
        Other receivables                                375             2,375
                                                    --------          --------
                                                      27,773           168,668
        Less: allowance for
              doubtful accounts                        5,000            76,500
                                                    --------          --------
                                                    $ 22,773          $ 92,168
                                                    ==========================

3.   LICENSES

     The License gives the Company the exclusive North American rights to utilize and exploit five patents including marketing and selling products and granting sublicenses to others. In addition, the Company has the first option to acquire the license for the same patents in other countries where it has not yet been granted. The underlying patents were developed by the Company's President or the Company's Chief Consultant and have since been assigned to a trust ("the Trust" or "Licensor"). the beneficiaries of which are all related to the Chief Consultant. In consideration for the License, the Company executed a promissory note for $150,000 and is required to pay a royalty of $21 per patent per unit sold during the life of four of the patents and $150 per unit sold on a fifth patent for a dual fuel control system, adjusted annually to reflect changes in the consumer price index. Substantially all of the units sold require payments under two patents. Under the terms of the License, the royalty shall be increased by an amount equal to $79 (the "Additional Royalty") per patent per unit. The Additional Royalty shall be payable until such time as the amount of Additional
     Royalty generated from the sale of units shall aggregate $150,000 plus accrued interest calculated at the rate of 12% per annum. When said sum is paid, the royalty shall revert to the original royalty as adjusted to reflect increases in the consumer price index.

     The promissory note was marked paid and returned on June 18, 1998 in consideration of an issuance of 108,000 shares of the company's stock.

     The license agreement was amended on January 3,2000. The amendment restricts the license rights to the United States, Canada, Mexico and Egypt, and eliminates all quotas as specified in the original agreements. In exchange for this amendment the company will issue 250,000 shares of voting stock to the trust.

4.   NOTES AND LOANS PAYABLE

     An analysis of notes and loans payable is set forth below:

                                                          1999          1998
                                                        --------      --------

     A. Revolving loan payable to Peachtree
        National Bank, dated 1998 plus
        interest at 8.75%, renewed in 1999
        at 10.5% per annum, payable on
        May 5, 2000.  The bank holds
        security interest in the company's
        equipment, accounts receivable and
        shares in company stock.                      $140,000      $ 50,000

     B. Convertible notes payable to
        holders of Warrants, dated 1998,
        plus interest at 9% convertible
        at $4.00 per share, payable in
        18 months.   153,500                           153,500

     C. Convertible notes payable dated
        1999 plus interest at 12%
        convertible at $.75 per share,
        payable in one year.                           150,000             -
                                                      --------      --------

                                                      $443,500      $203,500
                                                      ========      ========

5.   INCOME TAXES

     DEFERRED TAX ASSETS ARE SUMMARIZED AS FOLLOWS:

                                                                     Net
                                          Allowance                  Operating
                                          For                        Loss
                                          Bad Debts                  Carryforwards           Total
                                          ---------                  -------------           -----

Balance at December 31, 1997:
     As previously reported               $  4,000                   $209,600                $213,600

Change during 1998                          26,600                    140,700                 167,300
                                          --------                   --------                 -------
     Balance at
     December 31, 1998                      30,600                    350,300                 380,900

Change during 1999                         (28,600)                   248,500                 219,900
                                           --------                   -------                 --------
                                             2,000                    598,800                 600,800
Valuation allowance                          2,000                    598,800                 600,800
                                           --------                   -------                 -------

Balance at
December 31, 1999                         $    -0-                   $    -0-                 $    -0-
                                          ========                   ========                 ========

The Company's net operating loss carry forwards of approximately $1,372,200 expire as follows:

                      Year                         Amount
                      2011                       $  246,200
                      2012                          277,800
                      2013                          351,900
                      2014                          496,300
                                                 ----------
                                                 $1,372,200


6.   EARNINGS (LOSS) PER SHARE

     Basic net earnings per share is computed by dividing net earnings available to common stockholder (numerator) by the weighted average number of common shares outstanding (demoninator) during the period and excludes the dilutive effect of stock options. Diluted net earnings (loss) per share gives effect to all potentially dilutive common shares outstanding during the period.


7.   STOCKHOLDERS' EQUITY

     Compensation Plans
     ------------------

     The Board of Directors and stockholders of the Company have ratified and approved the Electronic Fuel Control, Inc. 1996 Stock Option Plan (the "Plan" for which the Company has reserved 500,000 shares of Common stock for issuance upon the exercise of qualified and non-qualified stock options granted under the Plan to employees, advisors, consultants and Directors of the Company at prices and on terms which have not been determined. As of December 31, 1999 no options have been issued under the Plan.

     On April 29, 1998, as consideration for consulting services with regard to raising capital from sales in the United States and abroad, the Company issued warrants which entitle the holders thereof, subject to the provisions of the warrants, to purchase an aggregate of 252,500 shares of the Company's Common Stock for $1.00 per share. These warrants expire on April 29, 2003.

     In June, 1998, in conjunction with a convertible debt offer (Note 4), the Company issued warrants which entitle the holders thereof, subject to the provisions of the warrants, to purchase 60,000 shares of the Company's Common Stock for $1.50 per share. These warrants expire in June, 2000.

     In December 1998, in conjunction with a convertible debt offer (Note 4), the Company issued warrants which entitle the holders thereof, subject to the provisions of the warrants, to purchase 24,400 shares of the Company's Common Stock for $1.50 per share. These warrants expire in December, 2000.

     On April 29, 1998, the Company filed Articles of Amendment of Certificate of Incorporation in the office of the Secretary of State of Georgia changing its name to Save On Energy, Inc.

8.   COMMITMENTS AND CONTINGENCIES

     Minimum Royalties
     -----------------
     Pursuant to the License (Note 3), the Company had committed to sell a minimum number of units each license year ending on May 31. The License provides for a minimum number of units to be sold and royalties to be paid each year beginning with 2,500 units in the first year and increasing one thousand units each year through the eighth year. In the ninth year and thereafter a minimum of 110,000 units were to be sold.

     In June, 1997, the Licensor agreed to add the quotas shortfall from the first year to the second year, increasing the second year quota to 5,882 units. In June, 1998, the Licensor agreed to suspend the quotas for a period of three (3) years, i.e. there would be no quotas for the Company to meet until the license year beginning June 1, 2001 at which time the quotas would start at 2,500 units per year and continue as is now set forth in the License Agreement. The licensor had the right to terminate the License if the quota in any year was not met.

     As per Note 3, the quotas have been stricken from the license agreement in return for further territorial restrictions and issuance of voting stock.

     Consulting Agreement
     --------------------

     The Company had a three-year consulting agreement with its Chief Consultant commencing June 1, 1996. The agreement provides for compensation of $75,000 in the first year, $80,000 in the second year and $85,000 in the final year of the agreement. Inasmuch as the Company has been unable to maintain the agreement, the Chief Consultant has waived the arrears. The agreement lapsed during 1999 and a further contract has yet to be signed.

     Industrial Lease
     ----------------

     The lease on the Company's office and warehouse space expires February 29, 2000.

     Going Concern
     -------------
     As shown in the accompanying financial statements, the Company incurred a net loss of $496,059 during the year ended December 31, 1999, and as of that date, the Company's current liabilities exceeded its current assets by $382,341 and its total liabilities exceeded its total assets by $220,471. These factors create an uncertainty about the Company's ability to continue as a going concern. Management of the Company is developing a plan to reduce its liabilities by restructuring its debts and converting a substantial portion into equity, and issuance of additional stock to shareholders. The ability of the Company to continue as a going concern is dependent on the plan's success. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

9.   RELATED PARTY TRANSACTIONS

     During 1998 and 1999, the Company shared general overhead with Combustion Labs, Inc., a prior licensee, controlled by the Davis Family Trust and its beneficiaries who are officers of the Company. In addition, the Company licenses proprietary technology from the Davis Family Trust.

10.  PRIOR PERIOD ADJUSTMENTS

     The Company's previously issued 1998 financial statements have been corrected in the current year as a result of certain disclosures. This resulted in the following changes to accumulated deficit and the related operating results.

     Also corrected was a misstatement of capital stock issued to a prospective key employee as an inducement to join the Company. The stock was recorded but never issued inasmuch as the employee reneged and was never hired.

                                             Accumulated
                                             Deficit                  Net Loss
                                             -------                  --------

As previously reported,
  December 31, 1998                          $(859,583)              $(325,607)
Underaccrual of professional fees
  and consultant fees                          (26,256)                (26,256)

Underaccrual of royalty fees
     payable to licensor                        (5,298)                 (5,298)

Cancellation of unissued
  capital stock                                    240                    -
                                             ---------               ---------

As restated, December 31, 1998               $(890,897)              $(357,161)
                                             =========               =========



     The Company's 1998 balance sheet has been corrected to reflect an agreement with the Davis Family Trust whereby the trust agreed to reduce the Company's liability by $80,650 in exchange for 108,000 shares.


11.  LITIGATION LOSS

     In 1999 an independent consultant filed suit against the Company to recover fees and damages of $125,000 inclusive of interest to December 31, 1999. The consultant's complaint originated from a contract to provide personal services and expertise, in the field of diesel and gasoline to natural gas conversions, on a project that occured in 1997 and 1998 in the country of Uzbekistan. The Company contracted with the consultant at the direction and benefit of another party who was the primary contractor of the project. Although the Company has defenses against the plaintiff and will have a recovery claim against the primary contractor, it is management's opinion, supported by counsel, that a loss has been sustained in the period. Accordingly, they have accrued the loss as prescribed by Statement of Financial Accounting Standards No. 5, Accounting for Contingencies.

                              SAVE ON ENERGY, INC.

                    (FORMERLY ELECTRONIC FUEL CONTROL, INC.)
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                              FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 MARCH 31, 2000

                              SAVE ON ENERGY, INC.
                    (FORMERLY ELECTRONIC FUEL CONTROL, INC.)
                          INDEX TO FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                  (UNAUDITED)


Financial Statements

  Balance Sheets                                     Exhibit "A"

  Statement of Operations                            Exhibit "B"

  Statement of Stockholders' Equity                  Exhibit "C"

  Statement of Cash Flows                            Exhibit "D"

Notes to Financial Statements

Supplementary Information

  Cost of Sales                                      Schedule "1"

  Operating Expenses                                 Schedule "2"

  Other Deductions                                   Schedule "3"



The accompanying notes to the financial statements are an integral part of these statements.
                                                                     EXHIBIT "A"

                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                                 BALANCE SHEETS

                                                                         (Unaudited)           (Audited)
                                                                          3/31/00               12/31/99
                                                                          -------               --------
                                     ASSETS
Current assets
     Cash                                                                $   71,722            $  135,766
     Accounts receivable, net                                                33,764                22,773
     Inventory                                                               98,703               110,830
                                                                         ----------            ----------
                      Total current assets                                  204,189               269,369
                                                                         ----------            ----------

Property, plant and equipment
     Equipment and leasehold improvements                                    98,104                91,624
     Less: accumulated depreciation                                          62,576                58,578
                                                                         ----------            ----------
                      Net fixed assets                                       35,528                33,046
                                                                         ----------            ----------

Other assets
     Long term notes receivable                                              22,500                22,500
     Licenses, net       127,653                                            106,324
                      ----------                                         ----------
                      Total other assets                                    150,153               128,824
                                                                         ----------            ----------

                      Total assets                                       $  389,870            $  431,239
                                                                         ==========            ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
     Notes and loans payable                                             $  390,000            $  443,500
     Accounts payable     46,512                                             83,145
     Taxes payable        93,880                                             80,558
     Accrued loss on litigation (Note 5)                                    125,000               125,000
     Accrued expenses                                                        26,998                44,507
                                                                         ----------            ----------
                      Total current liabilities                             682,390               776,710
                                                                         ----------            ----------

Commitments and contingencies (Note 3)
Stockholders' equity
     Preferred stock, $.01 par value,
       authorized 5,000,000 shares,
       none issued          -                                                  -
     Common stock, $.001 par value,
       authorized 20,000,000 shares, issued
       3,386,000 and 2,136,000 shares                                         3,386                 2,136
     Additional paid-in capital                                           1,431,046             1,164,349
     Deficit accumulated during the
       development stage                                                 (1,726,952)           (1,511,956)
                                                                         ----------            ----------
                      Total stockholders' (deficit) equity                 (292,520)             (345,471)
                                                                         ----------            ----------
                      Total liabilities and
                        stockholders' equity                             $  389,870            $  431,239
                                                                         ==========            ==========


                                                                     EXHIBIT "B"

                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                             STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                  (UNAUDITED)



Sales                                                                    $   47,274

Cost of sales (Schedule "1")                                                 24,817
                                                                         ----------

                      Gross profit                                                             $   22,457

Operating expenses (Schedule "2")                                                                 225,518
                                                                                               ----------

                      Operating loss                                                             (203,061)

Other income and expense (Schedule "3")                                                           (11,935)
                                                                                               ----------

                      Net loss                                                                 $ (214,996)
                                                                                               ==========


Net loss per weighted average share, basic                                                     $(.05)

Net loss per weighted average share, diluted                                                   $(.05)

Weighted average share, basic                                                                   4,165,500
Weighted average share, diluted                                                                 4,365,500


The accompanying notes to the financial statements are an integral part of these statements


                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                        STATEMENT OF STOCKHOLDERS' EQUITY
                    FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                  (UNAUDITED)


                                                                          Common
                                                                           Stock
                                                                           Shares                Amount
                                                                           ------                ------

Balance, January 1, 2000                                                  2,136,000            $ 2,136
Proceeds from issuance of common stock                                    1,250,000              1,250
Net loss                                                                       -                  -
                                                                         ----------            -------

Balance, March 31, 2000                                                   3,386,000            $ 3,386
                                                                         ==========            =======




Additional disclosure for development stage companies

Common stock issued:
At par                                                                    1,536,000            $ 1,536
For services             866,000                                             866
From private offering    984,000                                             984
                      ----------                                         -------

                                                                          3,386,000            $ 3,386
                                                                         ==========            =======


The accompanying notes to the financial statements are an integral part of these statements

                                                                     EXHIBIT "C"


                                                                    Deficit
                                                                    Accumulated
                                               Additional           During
                                               Paid-in              Development


                                               $1,164,349           $(1,511,956)
                                                  266,697                  -
                                                     -                 (214,996)
                                               ----------           -----------

                                               $1,431,046           $(1,726,952)
                                               ==========           ============



                                               $    -0-
                                                  133,964
                                                1,297,082

                                               $1,431,046

The accompanying notes to the financial statements are an integral part of these statements.

                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                            SUPPLEMENTARY INFORMATION
                    FOR THE THREE MONTHS ENDED MARCH 31, 2000




SCHEDULE "1": COST OF SALES
     Inventory at beginning                                              $110,830
     Purchases and freight                                                 12,690
                                                                         --------
                                                                                               123,520
     Inventory at end                                                      98,703
                                                                         --------

                      Cost of sales                                                           $ 24,817
                                                                                              ========

SCHEDULE "2": OPERATING EXPENSES
     Salaries and wages                                                  $ 40,943
     Payroll taxes       4,904
     Employee benefits     438
     Consulting fees
    and outside services                                                   61,240
     Rent                                                                   6,938
     Light, heat and power                                                  2,995
     Repairs and maintenance                                                  215
     Factory supplies and expenses                                          3,110
     Research and product testing                                           4,476
     Insurance                                                             10,901
     Depreciation        3,997
     Amortization of license                                                3,672
     Bad debts                                                             10,362
     Royalties                                                                666
     Auto and truck expense                                                   175
     Sales promotion, advertising
       and public relations                                                 6,850
     Professional fees                                                     19,226
     Travel and transportation                                             27,621
     Telephone                                                              4,494
     Entertainment       3,148
     Office supplies and expense                                            2,385
     Dues and subscriptions                                                   324
     Bank fees and credit card charges                                      2,998
     Miscellaneous expense                                                  3,440
                                                                         --------

                      Total operating expenses                                                $225,518
                                                                                              ========

SCHEDULE "3": INCOME AND EXPENSE
     Interest expense                                                    $ 12,279
     Interest income                                                         (344)
                                                                         --------

                      Total other income
                        and expense                                                           $ 11,935
                                                                                              ========

                                                                    EXHIBIT "D"


                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                             STATEMENT OF CASH FLOWS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                  (UNAUDITED)



Cash flows from operating activities
     Net loss                                                            $(214,996)
     Adjustments to reconcile net loss
       to net cash (used in)
       operating activities:
         Depreciation and amortization                                       7,669
     Changes in assets and liabilities:
         Increase in accounts receivable,
           net                                                             (10,991)
         Decrease in inventory                                              12,127
         Decrease in accounts payable                                      (36,633)
         Increase in taxes payable                                          13,322
         Decrease in accrued expenses                                      (17,509)
                                                                         ---------

                      Net cash used in
                        operating activities                                                  $(247,011)
                                                                                              ---------

Cash flows from investing activities
     Purchase of fixed assets                                                                    (6,480)
                                                                                              ---------

Cash flows from financing activities
     Proceeds from convertible
       notes payable                                                       100,000
     Payment of notes payable                                             (153,500)
     Increase in additional
       paid in capital                                                     241,947
     Issuance of capital stock                                               1,000
                                                                         -----------

                      Net cash provided by
                        financing activities                                                    189,447
                                                                                               --------

                      Net decrease in cash                                                      (64,044)

Cash, at beginning                                                         135,766
                                                                        ----------

Cash, at end                                                            $   71,722
                                                                        ==========




                                                                     EXHIBIT "D"
                                                                     (Continued)
                              SAVE ON ENERGY, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                             STATEMENT OF CASH FLOWS
                    FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                  (UNAUDITED)


Supplementary information

Cash paid during the year for:
     Interest                                                                               $     6,194
     Income taxes                                                           -

Additional disclosure for development state companies
     Cumulative  amounts since inception:
       Net cash used in
        operating activities                                                                $(1,456,845)
       Net cash used in
        investing activities                                                                   (100,305)
       Net cash provided by
        financing activities                                                                  1,628,872
                                                                                            -----------

                                                                                            $    71,722
                                                                                            ===========


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers

Our certificate of incorporation provides that to the fullest extent permitted by law, no director or officer shall be personally liable to SAVE or its stockholders for damages for breach of any duty owed to SAVE or its stockholders and that SAVE may, in its by_laws or in any resolution of its stockholders or directors, undertake to indemnify the officers and directors of SAVE against any contingency or peril as may be determined to be in the best interests of SAVE, and in conjunction therewith, to procure, at SAVE's expense, policies of insurance. Georgia law, under which SAVE is incorporated, allows a corporation to indemnify its directors and officers if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in , or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We intend to maintain a director and officer liability insurance policy covering each of our directors and executive officers.


Item 25.  Other Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the shares of common stock offered hereby, other than underwriting discounts and commissions:

          Registration Fee__Securities and Exchange Commission        $ 2,182
         *Accountants' fees and expenses .............................$20,000
         *Legal fees and expenses ....................................$20,000
         *Printing and EDGAR expenses ................................$10,000
         *Miscellaneous ..............................................$ 1,000
                                                                      -------
                  Total ..............................................$53,182
                                                                      =======

* Estimate

Item 26.  Recent Sales of Unregistered Securities

Pursuant to Section 4(2) of the Securities Act, SAVE issued the following:

(i) In June 1998, two qualified investors, made loans to us of $55,000, $110,000, total. Each investor received a promissory note convertible for common stock at $4.00 per share, along with 20,000 warrants, each warrant entitling the holder to purchase 1 share of common stock at a price of $1.50. The warrants expire in June 2000. As of the date of this filing, the promissory notes have been satisfied and will not be converted into common stock. Commissions were paid in the form of 20,000 warrants, total, each warrant entitling the holder to purchase 1 share of common stock at a price of $1.50. The warrants expire in June 2000. There was no principal underwriter.

(ii) In December 1998, a qualified investor made a loan to us of $43,500. The investor received a promissory note convertible for common stock at $4.00 per share, along with 17,400 warrants, each warrant entitling the holder to purchase 1 share of common stock at a price of $1.50. The warrants expire in December 2000. As of the date of this filing, the promissory note has been satisfied and will not be converted into common stock. Commissions were paid in the form of 7,000 warrants, total, each warrant entitling the holder to purchase 1 share of common stock at a price of $1.50. The warrants expire in December 2000. There was no principal underwriter.

(iii) In 1999, qualified investors made loans to us of $150,000. Each investor received a 1 year promissory note convertible for common stock at $0.75 per share. There was no principal underwriter.

(iv) In January 2000, Lanier Davenport, a qualified investor, as well as a consultant to us, received (Mr. Davenport and his designees) 600,000 common shares in exchange for services directly to us, services in connection with International Fuel Systems, Inc. and for direct investments of $233,500 made in 1998 and 1999. There was no principal underwriter.

(v) In January and February 2000, Lanier Davenport, a qualified investor, as well as a consultant to us, purchased 200,000 shares of common stock for an investment of $150,000, i.e., $0.75 per share. Such funds were used to retire the promissory notes discussed in (i) and (ii), above. There was no principal underwriter.

(vi) In 2000, qualified investors made loans to us of $229,900. Each investor received a 1 year promissory note convertible for common stock at $0.75 per share. Commissions were paid in the amount of $20,000 (See Exhibit 10.4).

(vii) In 1996 and 1997, we issued 580,000 shares of common stock to qualified investors under Rule 504 of Regulation D the Securities Act of 1933, as amended. Russo Securities, Inc. was the placement agent. The underwriter's discount was 10% of the $5.00 per share selling price.

(viii) In 1996, 20,000 shares of common stock were issued to John I. Davis for services.

(ix) In 1997, 1,428,000 shares of common stock were issued to Robby E. Davis, Ricky Davis, Jeffrey Davis and Kerry Davis for services, each receiving 357,000 shares.

(x) In 1997, the Davis Family Trust, in connection with a license agreement respecting certain patents, received 108,000 shares of common stock.

(xi) In 2000, the Davis Family Trust, in connection with an amendment to a license agreement respecting certain patents, received 250,000 shares of common stock.

(xii) In 2000, 100,000 shares of common stock were issued to Frank Davis or his designee in lieu of past salary.

(xiii) In 2000, 100,000 shares of common stock were issued to the Bressner Group, Ltd. For services.

(xiv) In 1998, 27,000 warrants were issued for commissions with respect to items
(i) and (ii), above, each warrant entitling the holder to purchase 1 share of common stock at a price of $1.50 per share. These warrants expire in 2000.

(xv) In 1998, 252,500 warrants were issued for services, each warrant entitling the holder to purchase 1 share of common stock at a price of $1.00 per share. These warrants expire in 2003.

(xvi) In 2000, 62,500 warrants were issued for services, each warrant entitling the holder to purchase 1 share of common stock at a price of $1.00 per share. These warrants expire in 2005.


                                      II_1


Item 27.  Exhibits

         The  following   exhibits  are  filed  as  part  of  this  registration
statement. Exhibit numbers correspond to the exhibit requirements of Regulation S_B.

Number     Description
------     -----------

3.1        Articles of Incorporation of Save On Energy , Inc.
3.2        Amendment to Articles of Incorporation of Save On Energy , Inc.
3.3        By_laws of Save On Energy, Inc.
4.1        Specimen common stock certificate.
10.1 May 13, 1996 License Agreement By and Between the Davis Family Trust and Electronic Fuel Control, Inc. ("License Agreement").
10.2       June 18, 1998 Amendment to License Agreement.
10.3       January 3, 2000 Amendment to License Agreement.
10.4 November 23, 1999 Consulting Agreement between Save on Energy, Inc. and MBO, Inc.
10.5 April 29, 1996 Exclusive Supply Agreement between Ambac International Corporation and Electronic Fuel Control, Inc.
10.6       Agreement re: IFS and Davenport
23.2       Consent of Certified Public Accountant

                                      II_2

Item 28.  Undertakings

The undersigned registrant hereby undertakes:
1. To file, during any period in which offers or sales are being made, a post_effective amendment to this Registration Statement to: (i) include any prospectus required by Section 10 (a) (3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement, and (iii) include any additional or changed material information with respect to the plan of distribution.

2. That for the purpose of determining any liability under the Securities Act, each post_effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post_effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That for the purpose of determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issuer.


                                      II_3

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB_2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Atlanta, State of Georgia, on June 23, 2000.



                               SAVE ON ENERGY, INC.


                               By:    /s/ Robby E. Davis
                                      ------------------
                                      President and Directors and
                                      Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey Davis and Ricky Davis, and either of them, his true and lawful attorneys_in_fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post_effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys_in_fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys_in_fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on June 23, 2000.

Signature                                 Title
-----------                               -----


/s/ Robby E. Davis               President, Chief Executive Officer and Director
---------------------------
Robby E. Davis


/s/ Jeffrey Davis
---------------------------
Jeffrey Davis                    Vice President, Secretary and Director

/s/ Ricky Davis
---------------------------
Ricky Davis                      Principal Financial Officer, Principal
                                 Accounting Officer, Treasurer and
                                 Chief Financial Officer


                                       39